Exhibit 99.3

BUSINESS

Unless the context otherwise requires, references in this section to “we,” “us,” “our” and the “Company” refer to Obsidian.

Overview

We are a clinical-stage biopharmaceutical company harnessing novel protein-regulation technology to develop engineered tumor infiltrating lymphocyte, or TIL, cell therapies for the treatment of patients with solid tumors. Our proprietary cytoDRiVE™ platform is highly versatile and allows us to leverage drug responsive domains, or DRDs, to control protein function, with our initial focus on TIL cell therapies developed from this platform, or cytoTILs™. Our lead product candidate, OBX-115, is a novel, genetically engineered, autologous TIL cell therapy currently in a Phase 2 clinical trial for the treatment of advanced melanoma and a Phase 1 clinical trial for the treatment of non-small cell lung cancer, or NSCLC. Our proprietary cytoDRiVE platform has enabled OBX-115 to have the potential to drive superior tumor-killing activity with a significantly more tolerable safety profile. In contrast to other TIL approaches, OBX-115 is designed with regulatable membrane-bound IL15, or mbIL15, which drives TIL persistence, eliminates the need to dose toxic interleukin-2, or IL2, and enables outpatient administration of low-dose lymphodepletion. We currently own or in-license the intellectual property rights to OBX-115 and own the intellectual property to our proprietary cytoDRiVE platform. Furthermore, OBX-115 can be manufactured using tumor tissue procurement from an outpatient, minimally invasive core needle biopsy. Across a cohort of fifteen patients with treatment-resistant or refractory melanoma in our Phase 1/2 clinical trial, OBX-115 administration at the recommended Phase 2 dose demonstrated a 67% confirmed objective response rate, or ORR, and significant tumor burden reduction, including two confirmed complete responses, or CRs. This response rate, to our knowledge, is the highest current ORR shown in this setting across modalities. We believe that, if approved, the more favorable product profile will support rapid market adoption of OBX-115 relative to currently available TIL cell therapies. OBX-115 has been granted Fast Track and Regenerative Medicine Advanced Therapy, or RMAT, designations from the U.S. Food and Drug Administration, or FDA, for the treatment of patients with unresectable or metastatic melanoma that is resistant to immune checkpoint inhibitor, or ICI, therapy. These designations are advantageous to facilitate and expedite the review of therapies, allow for more frequent meetings with FDA to discuss the development plan for the product candidate, and enable potential eligibility for rolling review and priority review, however such designations do not guarantee marketing approval, either on an accelerated basis or otherwise. In our Phase 1 clinical trial in NSCLC, early clinical results show robust tumor shrinkage and include multiple confirmed partial responses, or PRs. We expect additional NSCLC Phase 1 clinical data will be available in the first half of 2027 and expect to announce melanoma registration-enabling data by the end of 2027. We believe our product candidates are distinct from current cell therapies and have the potential to significantly impact the treatment of solid tumors and clinical outcomes of patients with cancer.

Cell therapies have delivered transformational benefits in treating hematological malignancies; however, their impact in treating solid tumors has been limited. Approved chimeric antigen receptor, or CAR-T, cell therapies or engineered T-cell receptor, or TCR-T, cell therapies, which target single antigens, have demonstrated limited efficacy in solid tumors while leading to significant toxicities. Solid tumors present formidable barriers to immune and cell therapies, including antigen heterogeneity, physical exclusion of immune cells, immunosuppressive tumor microenvironments, and adverse effects due to overlapping expression of tumor targets in tumor cells with non-tumor host cells. Furthermore, while immunotherapies such as ICIs have improved outcomes for patients, more than 85% of cancer patients fail to respond to ICI therapy. As such, solid tumors represent an area of high unmet clinical need, accounting for over 90% of cancer deaths.

We believe that by using TIL, which are immune cells extracted from a patient’s own tumor, and our cytoDRiVE platform to develop OBX-115, we will be able to overcome the challenges faced by traditional cell therapies. As TIL contain T cells that recognize a broad spectrum of tumor antigens, the potential for loss of antitumor activity due to antigen heterogeneity is limited. In addition, TIL, being tumor-derived, has an advantage over T cell therapies manufactured from circulating T cells based on their ability to migrate to tumors.

Clinical trials with standard non-engineered TIL, the first generation of TIL cell therapy that involves isolation and expansion of all TIL in the tumor sample, have shown objective responses in clinical trials in limited solid tumor types. OBX-115 cells are engineered TIL expressing pharmacologically regulatable mbIL15, which has been shown to enhance their inherent tumor homing and broaden their targeting.

We have a growing library of internally discovered DRDs of varying sizes and purposes, and our cytoDRiVE platform is designed to enable rapid optimization of tunable and functional proteins. We have developed an extensive synthetic biology engineering toolkit to potentially optimize protein functionality in any cell type, including but not limited to, type I/II membrane proteins, membrane-tethered cytokines, intracellular proteins, secreted proteins, and genome editing proteins. In addition to the development of our cytoTILs, we are exploring the breadth of our cytoDRiVE platform by developing novel approaches that expand its potential applications to additional cell therapies, including the ability to regulate secreted proteins and expression of messenger RNA, or mRNA, or small interfering RNA, or siRNA. cytoDRiVE is highly versatile and can be applied across a broad range of therapeutic applications, including to broaden the reach of cell therapies (including CAR-T) and gene therapies outside of oncology. Our cytoDRiVE platform has led to the development of our lead cytoTIL product candidate, OBX-115, with carbonic anhydrase 2, or CA2, as the DRD which is pharmacologically regulated by acetazolamide, or ACZ, to allow for control of mbIL15 expression.

Our Product Candidate: OBX-115

Our lead product candidate, OBX-115, is designed to significantly improve upon existing cell therapies, including non-engineered TIL cell therapies, that have demonstrated limited success due to moderate efficacy, unfavorable adverse event profile, and manufacturing challenges. We designed our proprietary manufacturing process to ensure OBX-115 would contain tumor-reactive TIL with high antitumor activity and phenotypically enriched for expansion and persistence. In addition, we have optimized our manufacturing process across the continuum of pre-Rapid Expansion Protocol, or Pre-REP, activation, transduction of CA2-mbIL15 construct, Rapid Expansion Protocol, or REP, and cryopreservation to potentially allow for robustness, reproducibility, and a high manufacturing success rate. By leveraging our cytoDRiVE and our robust proprietary manufacturing process, we believe OBX-115 has key attributes required to address the unmet need in the treatment of solid tumors and to meaningfully expand the targetable patient population. These attributes include:

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Transduced to express mbIL15: We utilize ACZ, an oral, FDA approved drug, to regulate the expression of mbIL15 on OBX-115. The presence of ACZ, both in our manufacturing process and in patients, stabilizes our mbIL15 construct, allowing it to be expressed on the cell surface where it can activate T cells as well as other immune cells such as natural killer, or NK, cells. This dosing schedule also enables longer term cell persistence. In the absence of ACZ, mbIL15 is degraded by the cell’s disposal mechanism, known as the cellular proteasome system.

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No IL2 needed during REP nor after TIL infusion: Regulated mbIL15 expression drives TIL persistence, eliminating the need for IL2 both during the REP of manufacturing and after TIL infusion. IL2 stimulation of T cells during the REP causes T cell exhaustion, which may translate to reduced T cell persistence after infusion and activation-induced cell death, a form of programmed cell death. Use of IL2 also leads to expansion of regulatory T cells, or Tregs, immune cells that have the potential to suppress T cell cytotoxicity. Further, systemic administration of IL2 has been shown to induce severe toxicities, including capillary leak syndrome with potential for multi-organ failure, myocardial infarction, acute renal failure, and immune-mediated neuropathy.

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Utilizes low-dose lymphodepletion: Presence of regulated mbIL15 enables the use of low-dose lymphodepletion for OBX-115. As compared to non-engineered TIL, treatment with OBX-115 utilizes approximately 50% less cyclophosphamide and is compatible with outpatient administration. Standard-dose lymphodepletion has approximately four times more cyclophosphamide than CAR-T regimens and predominantly requires inpatient administration. The administration of standard-dose lymphodepletion and high-dose IL2 in first generation, non-engineered, approved TIL cell therapies further elevates risk of adverse event severity.

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More convenient tissue procurement and reduced burden on patients: Our clinical data has shown that our optimized manufacturing process allows us to utilize core needle biopsy for tumor tissue procurement, which is an outpatient procedure with minimal scheduling complexity compared to surgical resection.

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Manufacturing innovation driving superior phenotype: Optimization and innovation of our manufacturing process, including the use of 4-1BB agonism, engineered iFeeder cells, and pharmacologically regulatable mbIL15 creates a drug product that consists of minimally exhausted, memory-rich CD8+ cells. These attributes allow for robust expansion and persistence with enhanced cytotoxicity of OBX-115 post-infusion into the patient.

Together, we believe the innovation of regulated mbIL15 engineering, along with the proprietary technology and optimization of our manufacturing process, drives a differentiated product profile with a potentially decreased treatment burden for patients, while demonstrating multiple profile advantages over other cell therapies.

In our Phase 1/2 trial, in a cohort of 15 patients with advanced melanoma and confirmed radiological progression post-ICI therapy, an indication of high unmet medical need, treatment with OBX-115 at the recommended Phase 2 dose, or RP2D, led to an unprecedented ORR of 67% with rapid and durable tumor regression. Furthermore, there was no treatment-related mortality, or TRM, dose-limiting toxicities, or DLTs, or discontinuations due to adverse events. There were no cases of immune effector-cell associated neurotoxicity syndromes, or ICANS. Our optimized regimen enables outpatient administration of low dose lymphodepletion.

Amtagvi®, or lifileucel, was the first TIL cell therapy to receive accelerated FDA approval in 2024 for the treatment of adult patients with unresectable or metastatic melanoma previously treated with a PD-1 blocking antibody, and if B-Raf proto-oncogene, or BRAF, V600 mutation positive, a BRAF inhibitor with or without a mitogen-activated protein kinase enzyme, or MEK, inhibitor. Amtagvi’s approval was based on a 31.5% ORR and the label carries a boxed warning for multiple serious risks, including 7.5% rate of TRM, prolonged severe cytopenia, internal organ hemorrhage, and severe infections. During Amtagvi’s registrational clinical trial, capillary leak syndrome occurred in 13.5% and encephalopathy in 17.3% of Amtagvi treated patients. Additionally, grade ≥ 3 febrile neutropenia was seen in 46.8% of patients and 23.6% of patients were transferred to the intensive care unit, or ICU, post-infusion. Many patients in this trial experienced an extended hospital length-of-stay. The boxed warning restricts use of Amtagvi to use only in the inpatient setting with the availability of cardiopulmonary or intensive care specialists. These fatal treatment-related adverse effects are potentially attributed to the multicomponent regimen including standard-dose lymphodepletion and IL2. OBX-115 treatment regimen does not include standard-dose lymphodepletion or IL2 and it has a zero rate of TRM and a 10% rate of ≥ Grade 3 febrile neutropenia. Additionally, there have been no cases of capillary leak syndrome or encephalopathy, nor have any ICU transfers occurred among patients with melanoma treated with OBX115.

The U.S. incidence of second-line advanced melanoma is about 10,300 with about 8,500 deaths annually. Our analyses suggest that based on its favorable product profile, OBX-115 has the potential to double the number of treatment-eligible patients with advanced melanoma compared to existing non-engineered TILs.

The FDA granted OBX-115 Fast Track and RMAT designations for the treatment of patients with unresectable or metastatic melanoma that is resistant to ICI therapy. Candidates receiving RMAT designation may also be eligible for accelerated approval and priority review. We plan to initiate our registration-enabling study for OBX-115 in second-line advanced melanoma in support of an accelerated approval in mid-2026, with a potential regulatory filing as early as 2028.

Based on the encouraging clinical trial results demonstrated to date, we believe OBX-115’s product profile may enable the application for earlier lines of therapy. We intend to evaluate the feasibility of OBX-115 in the first-line setting in patients with advanced melanoma.

Advanced NSCLC is another attractive indication to pursue with OBX-115 as it is an immune sensitive tumor with a prevalence approximately ten times greater than that of advanced melanoma. In our Phase 1 regimen optimization NSCLC trial, OBX-115 has shown reductions in tumor burden, including multiple PRs in patients that had previously been treated with ICI. We believe OBX-115 has an optimal product profile to drive greater applicability and adoption.

Our Pipeline

We are building an innovative pipeline of genetically engineered TIL cell therapies, led by OBX-115, for the treatment of solid tumors. We own worldwide rights to OBX-115 and our earlier stage product candidates. Our current pipeline is summarized in the diagram below.

Our Pipeline

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Intended to obtain sufficient efficacy and safety data to support an NDA or BLA submission to obtain regulatory approval. Although registration-enabling clinical studies are often Phase 3 trials, the FDA has approved drugs based on Phase 2 registration-enabling clinical studies through its accelerated approval program.

Our Strategy

Our goal is to leverage our cytoDRiVE platform to unlock the full potential of cell therapies to treat solid tumors. We believe that our ability to dynamically regulate the activity of our cell therapies in the body using our cytoDRiVE platform is key to achieving this goal. Our strategy is as follows:

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Advance OBX-115 for the treatment of melanoma and NSCLC. Clinical results in patients with second-line advanced melanoma with previous ICI experience provide compelling support for the differentiated antitumor and tolerability profile of OBX-115. We plan to initiate our registration-enabling study for OBX-115 in second-line advanced melanoma in pursuit of an accelerated approval in mid-2026 with a potential regulatory filing as early as 2028. A registration-enabling study is a clinical trial that is intended to obtain sufficient efficacy and safety data to support an NDA or BLA submission to obtain regulatory approval. Although registration-enabling clinical studies are often Phase 3 trials, the FDA has approved drugs based on Phase 2 registration-enabling clinical studies through its accelerated approval program, provided the product is eligible and meets the conditions of accelerated approval. We also intend to initiate a clinical trial to evaluate the potential of OBX-115 as part of first-line treatment of advanced melanoma. In NSCLC, early clinical results in patients previously treated with ICIs suggest that OBX-115 has the potential to deliver meaningful antitumor activity in NSCLC while maintaining a generally well-tolerated profile. We intend to continue enrolling patients in our ongoing trial and, upon review of the Phase 1 clinical data in the first half of 2027, potentially further advance the clinical development in NSCLC. Similar to melanoma, we believe that the observed tolerability profile of OBX-115 may provide an opportunity to evaluate the potential of OBX-115 earlier in the course of disease.

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Evaluate the potential of OBX-115 for the treatment of other solid tumors. OBX-115 may be applicable to additional solid tumor types where scientific rationale or prior TIL activity supports development, including tumors with prognostic TIL associations, supportive preclinical findings, or clinical responses to non-engineered TIL. This rationale extends to tumor types with FDA approved ICI therapies, where endogenous TIL activity is a mediator of response and progression following ICI therapy may indicate exhaustion of TIL function. By leveraging cytoDRiVE and our proprietary manufacturing process, in contrast to what is currently feasible with non-engineered TIL, OBX-115 may be manufactured from these tumors, whether they harbor suppressed tumor reactive TIL that regulatable mbIL-15 may functionally enhance or fewer TIL overall that are potentially expandable in the REP phase leading to robust cell dose yields.

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Advance our manufacturing capabilities in anticipation of our biologics license application, or BLA, and, if approved, commercial launch. We believe our proprietary manufacturing process enables advantages in phenotype, yield, process robustness, and tumor procurement flexibility. We collaborate with leading contract development manufacturing organizations, or CDMOs, with cell therapies expertise to manufacture OBX-115, and plan to expand our capacity with these partners as we approach potential regulatory approval.

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Commercialize OBX-115 in the United States and evaluate partnership opportunities in other regions. We intend to retain commercial rights to OBX-115 in the United States and opportunistically evaluate strategic collaborations to maximize the commercial potential of OBX-115 in other regions.

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Continue to invest in our cytoDRiVE platform and intellectual property for our cytoTIL product candidates while actively exploring strategic partnerships and collaborations for other applications of our platform. Our cytoDRiVE platform is designed to be highly versatile and fit-for-purpose, with the ability to drive on- or off-activity across multiple classes of proteins and cell types. We believe there are potential next-generation applications across oncology and broader therapeutic areas. This abundance of potential treatment opportunities may enable us to selectively enter strategic collaborations involving our cytoDRiVE platform to maximize the patient benefit and long-term value of our research and development portfolio.

Our History and Team

Obsidian was founded in 2015 by Atlas Venture to enable a new generation of cell therapies. We are led by a management team with extensive experience in cell therapy, including TIL cell therapies. Madan Jagasia, M.D., our Chief Executive Officer, previously served as Executive Vice President, Medical Affairs at Iovance Biotherapeutics, or Iovance. Prior to Iovance, Dr. Jagasia was Chief Medical Officer and Executive Medical Director of Cancer Patient Care Center, Vanderbilt-Ingram Cancer Center. Parameswaran Hari, M.D., our Chief Medical Officer, has decades of experience leading cell and gene therapy programs. Dr. Hari previously served as Senior Vice President, Clinical Science at Iovance; Chief of Hematology and Oncology at the Medical College of Wisconsin and Secretary of the American Society of Transplantation and Cellular Therapy. Dana Alexander, our Chief Technical Officer, has over 25 years of experience across cell, gene therapy and biologics process development and chemistry, manufacturing, and controls, or CMC, from Phase 1 through commercialization, including serving as Senior Vice President of Technical Operations at AlloVir. Julie Feder, our Chief Financial Officer, has extensive experience in driving the financial and corporate growth of life sciences companies, including serving as Chief Financial Officer for Aura Biosciences, Verastem Oncology, and the Clinton Health Access Initiative.

To date, we have raised over $335 million from leading institutional investors, including: Atlas Venture, Celgene Corporation, Deep Track Biotechnology Master Fund and TCG Crossover Fund. Prospective investors should not rely on the investment decisions of our existing investors, as these investors may have different risk tolerances and have received their shares in prior offerings at prices lower than the price offered to the public in connection with transactions contemplated by the merger agreement.

Background on Solid Tumors and Cell Therapies

Solid Tumors: A Remaining Unmet Need in Cancer

Despite advances across the treatment landscape, solid tumors remain a significant unmet medical need, with mortality and clinical outcomes generally worsening as disease advances. In 2026, there will be an estimated 2.1 million new cancer cases and 600,000 cancer deaths in the United States, with approximately 90% attributable to solid tumors, according to the American Cancer Society. Several key factors such as tumor heterogeneity, as well as challenging tumor microenvironments, have made solid tumors very difficult to treat. When tumors become refractory to early lines of treatment, options for further therapy are currently limited to alternate forms of chemotherapy, clinical trials of agents in development or palliative care. Each of these alternatives presents a low likelihood of cure, while generally exposing patients to safety and tolerability concerns. As a result, metastatic solid tumors where the disease has progressed after initial therapy continue to account for a disproportionate share of cancer-related mortality.

Characteristics of Existing Cell Therapies

Overview of cell therapies and their limitations

Cellular immunotherapies leverage the innate abilities of immune effector cell, such as tumor trafficking, expansion, and persistence, and address the limitations of conventional cancer treatments. Autologous cell therapies reengineer a patient’s own immune system to recognize tumors with high specificity and enable long-term immune surveillance and durable responses. FDA-approved autologous cell therapies have achieved major advances in multiple hematologic malignancies, including B-cell lymphomas, leukemias, and myeloma, as well as in two solid tumor types: metastatic melanoma and synovial sarcoma. Current autologous approaches fall into three primary categories: CAR-T, TCR-T, and TIL cell therapies.

The central challenge for cellular immunotherapies is to achieve cancer-specific cell killing while sparing normal healthy tissues. The immune system distinguishes normal from abnormal cells through two major recognition mechanisms. Antibodies or antibody fragments bind with high specificity to antigens such as cell surface proteins, whereas T cells use their receptors, or TCRs, to detect peptide fragments derived primarily from the breakdown of intracellular proteins and presented on the surface by major histocompatibility complex, or MHC, molecules. Because MHC displays a broad repertoire of intracellular peptides, TCR-based recognition enables deeper surveillance of cellular abnormalities than antibody binding alone. In cancer immunity, professional antigen presenting cells can produce specific cancer directed CD8 T cell responses by presenting tumor-derived antigens derived from dying cancer cells. TIL cell therapies and TCR-T therapies use TCR mediated recognition to mediate cancer cell specific cytotoxicity.

CAR-T cells are engineered T cells that rely on an antibody-derived binding domain to recognize target cells. The antigenic targets of currently available CAR-T therapies reflect the normal cell lineages from which the cancer arose. This approach has had major success in certain hematologic malignancies, where B cell or plasma cell lineage restricted surface antigens such as CD20 or BCMA can be safely targeted because the hematologic system can regenerate itself and thereby tolerate the toxicity arising from temporary off-tumor toxicity. However, in most solid tumors, truly tumor-specific surface antigens are uncommon, increasing the risk of on-target, off-tumor toxicity and limiting the application of CAR-T therapies.

As solid tumors account for approximately 90% of cancer deaths, the lack of tumor specific CAR-T targetable surface antigens reflects a substantial unmet need. Therefore, researchers have continued to investigate ways to redirect T cells, driven by their native TCRs, to recognize and kill tumor cells with greater specificity and reduced off-tumor toxicity. Leveraging the TCR offers the key advantage of enabling immune cells to target intracellular tumor antigens that cannot be accessed by antibody-based approaches or CAR-T cells. Tecelra®, approved by the FDA in 2024, is the first approved engineered TCR therapy. Tecelra recognizes MAGE-A4, an intracellular protein that is generally absent in healthy tissues. However, the potential of TCR-engineered T cell therapies is limited because of two main factors:

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MHC molecules exist in numerous variants known as allelic variants within individuals and vary extensively between individuals, and each allele presents a distinct peptide repertoire. As a result, TCR therapies can only be administered to patients who express MHC alleles compatible with the engineered receptor.

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Engineered TCR-T therapies target a single antigen and therefore cannot address the heterogeneity of tumor antigen expression within a tumor. Loss or downregulation of the targeted antigen is a common immune-evasion strategy in cancer which can render the therapy ineffective.

In contrast, TIL cell therapies offer a broader TCR-based approach. By expanding a patient’s own tumor-derived T cell population, which naturally recognizes a diverse set of intracellular peptides presented by MHC, TIL offer a breadth of antigen recognition, reduces vulnerability to single-antigen loss and are not subject to MHC allele restriction constraints of TCR-T therapies.

Table 1 below summarizes certain characteristics of existing cell therapy modalities, including CAR-T, TCR-T and non-engineered TIL cell therapies, and highlights key differences in targeting, safety considerations and practical limitations.

	CAR-T Therapy	TCR-T Therapy	Non-Engineered TIL Cell Therapy
Advantages	• Target antigens beyond peptides on cell surface independent of MHC • Lower cumulative cyclophosphamide dose in lymphodepletion regimen compared to non-engineered TIL cell therapy

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Accessibility to intracellular target through MHC

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Utilizes natural TCR signaling pathways for potentially better effect

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-Lower cumulative cyclophosphamide dose in lymphodepletion regimen compared to non-engineered TIL cell therapy

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Broad repertoire of TCRs that target both defined and undefined tumor antigens

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Because TIL are isolated from tumors, they are enriched with T cells that specifically recognize tumor cells and have demonstrated the ability to traffic to, and survive in, the tumor microenvironment

Disadvantages

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Limited availability of truly tumor-exclusive surface antigens and antigen heterogeneity in solid tumors can limit efficacy and increase on-target/off-tumor toxicity risk

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Evasion by loss of target antigen surface expression

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Treatment limited by HLA type

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Target single antigens and may not address antigen heterogeneity within a single tumor

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Can cross-react with off-target peptides in healthy tissues and cause toxicities

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Evasion by loss of antigen presentation machinery can render the therapy ineffective

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Some TCR-Ts require IL-2 dosing

• Require surgical tumor resection for T cell isolation and cause delays in generating TIL • Need for IL-2 dosing • Higher cumulative cyclophosphamide dose in lymphodepletion regimen

	CAR-T Therapy	TCR-T Therapy	Non-Engineered TIL Cell Therapy
Target Antigen	Lineage-specific surface antigens also expressed by normal cells (e.g., CD19, BCMA)	Intracellular tumor-associated antigens bound to MHC (e.g., NY-ESO-1, MAGE-A4)	Neoantigens or tumor-associated antigens bound to MHC

Tumor Cell Specificity	Low	High	High

HLA Restriction	No	Yes	No

Tumor Types	Hematological malignancies (e.g., B-cell leukemia, lymphoma) Solid tumors with limited efficacy	Solid tumors and hematological malignancies	Solid tumors, including melanoma, NSCLC, ovarian, cervical and sarcoma

Toxicity	Cytokine release syndrome (CRS), neurotoxicity	Off-target effects, CRS	Lymphodepletion and IL-2-related toxicities

TIL cell therapy for the treatment of solid tumors

One of the earliest demonstrations of the antitumor potential of cell therapies came from the work of Steven Rosenberg, M.D., Ph.D. and colleagues at the National Institutes of Health in the 1980s, before the discovery of ICIs. These researchers found that TIL from melanoma patients could be expanded ex vivo in cell culture to boost their antitumor activity. TIL cell therapy offers a way to potentially avoid the limited effectiveness of CAR-T therapies in solid tumors while taking advantage of the ability of the TCR to more specifically recognize tumor cells. Because TIL are isolated from tumors, they are enriched with T cells that specifically recognize tumor cells and have demonstrated the ability to traffic to, and survive in, the tumor microenvironment. Furthermore, TIL contain polyclonal T cells that are capable of recognizing a spectrum of tumor-specific antigens that may be present in any given tumor.

The first FDA-approved TIL cell therapy, Amtagvi, received accelerated approval in 2024 to treat patients with unresectable or metastatic melanoma who have been previously treated with a PD-1 blocking antibody, and if BRAF V600 mutation positive, a BRAF inhibitor with or without a MEK inhibitor. Amtagvi was approved based on 31.5% ORR, including three complete responses. The median overall survival, or OS, from a follow-up analysis of patients in this trial was 13.9 months, with a five-year OS of 19.7%.

The limitations of current TIL cell therapies

Traditional TIL cell therapies, such as Amtagvi, which use TIL that are not genetically modified, have a number of limitations that result in increased morbidity and mortality. These include:

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Manufacturing challenges. Non-engineered TIL cell therapies require that tumor tissue be obtained by surgical resection. The need for an invasive surgical procedure poses challenges such as ensuring a patient is eligible for anesthesia and surgery and ensuring availability of specialized surgeons (e.g. thoracic surgeons) for the area of surgical biopsy. These requirements result in significant tumor tissue harvest delays because it requires scheduling with a surgeon trained in the appropriate specialty. Furthermore, the number of TIL generated using these processes is not always sufficient to deliver effective therapy to patients. Of the 111 patients who underwent tumor resection in the Amtagvi registrational trial, 22 (20%) were not infused with Amtagvi for clinical or manufacturing reasons. Of the 89 patients who were infused, seven patients were excluded from the primary efficacy analysis because their infused product did not meet product specification or comparability criteria. An additional nine infused patients received Amtagvi at a dose below the lower bound of the recommended dosing range of 7.5 x 10 viable cells. Thus, 34% of patients were not included in the primary efficacy population within the recommended dosing range.

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Use of IL2 for ex vivo TIL expansion. IL2 is a powerful cytokine that critically affects the features and effectiveness of T cells. IL2 drives T cell expansion and leads to their ability to maximally secrete interferon gamma, or IFNg, in response to antigen stimulation. Hence, IL2 is used throughout the manufacturing process for non-engineered TIL, including the REP. However, IL2 stimulation of T cells during the REP can cause T cell exhaustion and may translate to reduced T cell persistence after infusion. Use of IL2 also leads to expansion of Tregs which have the potential to suppress T cell cytotoxicity. Although the use of IL2 during the REP can drive rapid expansion of TIL, the cytotoxicity of the expanded product may be compromised.

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Need for lymphodepletion. Treatment with non-engineered TIL cell therapies requires that the patient first undergo standard lymphodepletion, which is generally administered using fludarabine and cyclophosphamide. Lymphodepletion serves a number of purposes including eliminating potentially suppressive endogenous T cells, reducing suppressive cytokines, and creating a regenerative immune niche that administered cells could colonize. It has been shown that lymphodepletion is essential for cellular immunotherapies of cancer. However, not all patients are eligible to undergo standard lymphodepletion. Because individuals with poor organ function, poor performance status or active infections are ineligible for the standard lymphodepletion procedure, these individuals are unable to receive non-engineered TIL cell therapies.

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Requirement for inpatient IL2 dosing after TIL infusion. In conventional TIL regimens, physicians administer several doses of high-dose IL2 intravenously in the inpatient setting after delivering TIL cells. For this to be effective, high doses of IL2 are required due to the lower affinity of the IL2 receptor on cytotoxic T cells. High dose IL2 has been associated with life-threatening adverse events, such as capillary leak syndrome, hypotension and tachycardia.

Our Solution: OBX-115

Overview

We are advancing OBX-115, an engineered cytoTIL cell therapy for the treatment of advanced melanoma and NSCLC. OBX-115 was developed using our proprietary cytoDRiVE platform technology and designed to overcome the limitations of existing therapies. A key differentiating feature of OBX-115 is the introduction of a genetic construct that encodes a mbIL15 protein whose expression can be regulated using ACZ, an orally available FDA approved drug. The expression of IL15 by OBX-115 eliminates the need for IL2 in the treatment regimen in both the REP phase of manufacturing and inpatient treatment. In a cohort of 15 patients with advanced melanoma and confirmed radiological progression post-ICI inhibitor therapy, treatment with OBX-115 at the RP2D led to an ORR of 67% with rapid and durable tumor regression. Also notable is that robust antitumor responses were obtained using low dose lymphodepletion and, in some patients, with core needle biopsies instead of surgical resections. There was no TRM and there were no DLTs or discontinuations due to adverse events. OBX-115 has Fast Track and RMAT designations from the FDA for the treatment of patients with unresectable or metastatic melanoma that is resistant to ICI therapy. In our Phase 1 clinical trial in NSCLC, early clinical results show robust tumor shrinkage and include multiple confirmed PRs.

We continue to enroll patients with melanoma in our Phase 2 trial and NSCLC patients in our Phase 1 trial. We plan to initiate our registration-enabling study in advanced melanoma in mid-2026 and potentially initiate a subsequent study in NSCLC after review of the Phase 1 clinical data, which is expected in the first half of 2027.

Engineering OBX-115 with mbIL15

By utilizing our cytoDRiVE technology and incorporating mbIL15 into OBX-115, we are able to eliminate the need for IL2 in the treatment regimen. IL15 and IL2 are structurally related cytokines that share common receptor subunits. Similar to IL2, IL15 expands cytotoxic T cells and NK cells. Unlike IL2, IL15 does not preferentially expand Tregs, which are associated with an immunosuppressive tumor microenvironment. A further advantage of IL15 is that it promotes survival and maintenance of long-lived memory CD8 T cells, including subsets with stem-cell like properties. By contrast, IL2 leads to higher activation of short-lived effector T cells which are predisposed to terminal exhaustion both during manufacturing and in vivo after infusion.

Whereas IL2 has been approved by the FDA for the treatment of cancer, notwithstanding its association with significant toxicities, no systemic IL15 therapy has received FDA regulatory approval to date. Clinical experience with the administration of exogenous soluble IL15 found that it led to robust T cell proliferation, but its therapeutic benefit was limited with no responses among patients with melanoma. Additionally, a number of severe toxicities were observed including hypotension, thrombocytopenia and elevated liver enzymes. These limitations have prevented the clinical development of soluble exogenous IL15 in a therapeutic context. To leverage the benefits of IL15 while avoiding these undesired effects, OBX-115 has membrane bound expression of IL15 with its levels regulated via our cytoDRiVE platform.

OBX-115 is engineered to express a proprietary IL15 construct with two key features:

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IL15 is anchored to the membrane through a flexible linker (“mbIL15”). The linker of mbIL15 has been engineered to avoid shedding of mbIL15 and thereby limit systemic exposure. Further, the linker length was optimized such that mbIL15 possesses the ability to both act in cis to directly activate transduced TIL cells, as shown in Figure 1 below (blue, left panel), and in trans to activate other immune cells such as NK cells shown in Figure 1 below (red, right panel). Figure 1. mbIL15 activation of TIL and NK cells.

Figure 1. mbIL15 activation of TIL and NK cells.

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The expression of mbIL15 is regulated by ACZ, an orally available FDA-approved drug. Our mbIL15 construct was designed to be regulated by cytoDRiVE. In the absence of ACZ, known as the “basal state” in the left panel in Figure 2 below, the DRD is degraded in the cell by the proteasome, thus limiting mbIL15 expression. As shown on the right panel of Figure 2 below, cytoDRiVE regulation enables the CA2-DRD construct to be stabilized in the presence of a paired ligand, ACZ, which enables dose-dependent, reversible mbIL15 expression on the TIL cell surface. ACZ is a CA2 inhibitor that functions as a diuretic for the treatment of edema and elevated intraocular pressure and is used to treat altitude sickness. It has been used in the clinic for over fifty years. This ability to alter the expression of mbIL15 using an oral drug is designed to dynamically regulate its expression to achieve an appropriate balance between efficacy while minimizing potential adverse events. Should a patient’s lymphocytes expand more than desired which may be associated with certain toxicities, mbIL15 expression can be suspended by stopping ACZ administration.

Figure 2. Regulation of mbIL15 activity using ACZ.

Our Proprietary Manufacturing Process

We designed our manufacturing process to ensure OBX-115 would contain tumor-reactive TIL with high antitumor activity and phenotypically enriched for expansion and persistence. In addition, we have optimized our manufacturing process across the continuum of Pre-REP, activation, transduction of CA2-mbIL15 construct, REP, and cryopreservation to potentially allow for robustness, reproducibility and a high manufacturing success rate. Our manufacturing process for OBX-115 delivers consistently robust cell yield and high process consistency with a greater than 95% demonstrated success rate. By leveraging our cytoDRiVE platform and our proprietary manufacturing process, we believe OBX-115 has key attributes required to address the unmet need in the treatment of solid tumors and to meaningfully expand the targetable patient population.

Figure 3 below summarizes the various challenges in the manufacturing process of non-engineered TIL cell therapies and illustrates the potential opportunities to expand access and improve outcomes.

Figure 3. Manufacturing process of non-engineered TIL cell therapies.

Our manufacturing process can be divided into five stages, as summarized in Figure 4 below:

•

Tissue acquisition. OBX-115 is a patient-specific product that requires isolation of TIL from a patient’s tumor. We have used tumor tissue, both from surgical resections or from minimally invasive core needle biopsies to manufacture OBX-115 in our clinical trials with no differential impact on cell dose or product phenotype. An advantage of core needle biopsies is that they can typically be obtained in an interventional radiology procedure under local anesthesia, which is faster than surgical excision. Surgical procedures may delay treatment by several weeks due to the need to coordinate schedules with a surgeon, anesthesiologist and operating room.

•

Pre-REP. In Pre-REP stage, we isolate the TIL from the tissue sample and treat them with an antibody that serves as an agonist for 4-1BB. This process optimization has been shown to increase TIL expansion, enrich for putative tumor-specific clones and enhance antitumor cytotoxicity.

•	Activation and transduction. We transduce the patient’s TIL with a genetically inactivated viral vector containing our CA2-mbIL15 construct and activate them using a CD3 antibody.

•

REP. The expansion stage of TIL cell therapy manufacturing process typically involves two components: IL2 and feeder cells. We do not use IL2 in this stage to generate OBX-115 and instead induce expression of our mbIL15 construct using ACZ. Also, whereas the feeder cells used to generate other TIL cell therapies consist of irradiated allogeneic peripheral blood mononuclear cells, or PBMCs, from healthy donors, OBX-115 is manufactured using an irradiated engineered cell line that expresses both IL21 and 4-1BB ligand, or iFeeder cells, and use of this cell line improves our ability to expand TIL to generate OBX-115 with a more favorable phenotype while reducing the cost and variability associated with using donor PBMCs. These REP process modifications drive further amplification of the CD8+ memory rich T cell phenotype.

•

Cryopreservation. Through optimization of our processes, we are able to cryopreserve OBX-115 while maintaining potency. This provides us with the ability to ship our finished drug product from central manufacturing facilities to treatment centers.

Figure 4. Overview of the OBX-115 ex vivo manufacturing stages.

*	Anti-CD3 Ab; retroviral vector

Melanoma Disease Background

Melanoma is the fifth most common malignancy in the United States and the most lethal form of skin cancer. The National Cancer Institute estimates that there were approximately 105,000 diagnoses of melanoma and approximately 8,500 deaths from melanoma in the United States in 2025. While most patients diagnosed with localized melanoma have an excellent prognosis, advanced melanoma is associated with widespread metastasis and has a five-year survival rate of only 34.6%.

The primary risk factor for developing melanoma is exposure to ultraviolet light, including sunlight and tanning beds. Ultraviolet light and other environmental insults can cause DNA damage, which in turn leads to an increased rate of mutations. Melanoma is one of the most highly mutated cancers. It has frequent driver mutations, such as mutations in the gene for BRAF, that directly contribute to tumorigenesis, as well as a wide array of passenger mutations, which accumulate but do not directly alter the propensity of the tumor to grow or spread. These mutations, both driver and passenger mutations, are a differentiating feature between melanoma cells and healthy cells that have led to the development of a number of therapies.

In patients who are diagnosed early and have few cancerous lesions, surgical excision can lead to long-term cures. In patients with more advanced and metastatic disease, unfortunately, surgical treatment has more limited benefit. Two types of systemic therapies are commonly used to treat these patients: ICIs and inhibitors of the BRAF pathway. Other approved systemic therapies, including combinations that target multiple immune checkpoints, have further expanded options for select patients.

Multiple immunotherapies including inhibitors of the PD-1/PD-L1 and CTLA-4 checkpoints have been approved to treat metastatic melanoma. These groundbreaking therapies have changed the treatment landscape for metastatic melanoma and dramatically improved both response and survival rates for patients. Treatment of patients with previously untreated unresectable melanoma with a combination of nivolumab and ipilimumab had an ORR of 58% and a median OS of 72.1 months. Grade 3/4 treatment-related AEs were reported in roughly 55% of patients, including 41.5% of patients with Grade 3/4 immune-related AEs.

Despite the immense improvement of survival upon ICI therapy, a significant subgroup of metastatic melanoma patients see no tumor response or subsequently lose initial response. Up to 60% of patients treated first-line with PD-1 monotherapy and up to 40% of those treated with PD-1 plus CTLA-4 combination do not respond to ICI treatment. 72% of patients do not respond to second-line CTLA-4 plus ICI combination therapy in the post ICI setting.

Approximately half of cutaneous melanomas have a mutation in the BRAF gene resulting in constitutive or always-on BRAF activity, which in turn promotes cancer cell proliferation. Treatment with inhibitors of BRAF has been shown to lead to an OS rate of about 70% at one year. Combination therapy using a BRAF inhibitor and a MEK inhibitor provides additional suppression of BRAF signaling and delays the development of resistance resulting in a slight increase in OS to about 75% at one year. However, responses to BRAF and MEK inhibitors have limited durability because resistance typically develops at around twelve months post-treatment.

Until recently, there was no FDA-approved therapy for patients with melanoma who are refractory to or have relapsed following treatments such as ICI and BRAF inhibitors. In 2024, Amtagvi, the first FDA-approved TIL cell therapy, received accelerated approval for the treatment of these patients. The ORR in a single-arm open-label trial of Amtagvi in 73 patients was 31.5%. Non-engineered TIL, including Amtagvi, have multiple safety and logistical challenges, including regimen complexity and inpatient resource utilization, that impact broader adoption.

NSCLC Disease Background

Globally, an estimated 1.8 million people die of lung cancer each year. It is the leading cause of cancer-related death, accounting for approximately 18% of all cancer deaths. There were an estimated 227,000 new cases of lung cancer diagnosed and 125,000 deaths in the United States in 2025. NSCLC is the most common subtype of lung cancer, accounting for approximately 80 to 85% of lung cancers. The treatment paradigm for NSCLC has significantly changed over the past few years. Previously patients were primarily treated with radiation therapy or combinations of cytotoxic drugs. Recent developments have led to the emergence of targeted therapies based on alteration in the genes for epidermal growth factor receptor, or EGFR, and anaplastic lymphoma kinase gene, or ALK, and ICI for those without actionable gene mutations.

Prior to the introduction of ICI, the five-year OS rate for patients with metastatic NSCLC was approximately 5%. Current standard of care front-line treatment for patients with metastatic NSCLC and no targetable mutations consists of ICI therapy alone or in combination platinum-based chemotherapy with ICI with or without anti-angiogenic therapy; however, response rates are at between 48% to 58% based on histologic subtype. Even if achieved, responses are generally short-lived, and durable responses are relatively uncommon. Standard treatment after progression on ICI-based treatment typically entails single-agent chemotherapies, which have modest response rates (approximately 16%), and are typically not durable (median progression free survival, 2.9 months). An unmet need thus continues to exist for patients with metastatic NSCLC without actionable mutations whose disease is relapsed or refractory to ICI-based treatments. Similarly, in the case of patients with targetable mutations, the unmet need is for effective and safe therapy after the mutation targeted agents are no longer effective.

Clinical Trials with OBX-115

We are conducting Agni-01, an ongoing, multicenter Phase 1/2 clinical study evaluating cryopreserved OBX-115 in patients with advanced solid tumors, including melanoma and NSCLC. In melanoma, dose optimization has established our recommended Phase 2 dose with encouraging antitumor activity observed in patients, and Phase 2 enrollment is ongoing to support a potential registrational path. In NSCLC, dose escalation through dose level three, or DL3, has been completed, with continued regimen optimization underway to inform a Phase 2 study. Collectively, our results to date demonstrate clinical activity supporting continued advancement of OBX-115 in melanoma and NSCLC.

Clinical antitumor activity

Melanoma

OBX-115 was first tested in the clinic in a first-in-human Phase 1 trial initially with fresh non-cryopreserved (n=8) and then cryopreserved (n=9) OBX-115 product at The University of Texas M.D. Anderson Cancer Center. This study treated 17 patients with advanced melanoma who had relapsed or who were refractory to ICI therapy. After lymphodepletion, patients received a single intravenous infusion of OBX-115 followed by oral treatment(s) with ACZ to drive the expression of mbIL15 using our cytoDRiVE technology. The Phase 1 trial was designed to optimize the cell dose cap of OBX-115 as well as the dosing regimen of ACZ. The primary and secondary endpoints for this trial were safety and tolerability of OBX-115 and investigator-assessed preliminary efficacy, respectively. and both endpoints were met Despite the exploratory nature of this trial, an ORR of 40%, including two CRs, was observed in the first ten evaluable patients, providing strong evidence of the antitumor potential of OBX-115. The safety profile indicated no DLTs or Grade 4 nonhematologic treatment related adverse events and three Grade 3 nonhematologic treatment-emergent adverse events in two patients (abdominal pain, ALT elevation, syncope) and no substantive difference between fresh and cryopreserved products.

We then initiated Agni-01, a multicenter, Company-sponsored Phase 1/2 trial of cryopreserved OBX-115 in patients with treatment relapsed or refractory advanced melanoma. We identified three parameters to further optimize in the Phase 1 portion of this trial: the maximal number of OBX-115 cells to be infused; the daily and cumulative dose of ACZ; and the dosing schedule for ACZ. As shown in Figure 5 below, in the DL1 cohort which consisted of three patients, OBX-115 dose was capped at 30 × 109 cells and ACZ 250 mg daily for up to 14 days. In DL2, which consisted of two patients, OBX-115 dose was capped at 100 × 109 cells and ACZ 250 mg daily for up to 14 days. DL3, which consisted of 15 patients across the Phase 1 and Phase 2 arms, targeted OBX-115 dose cap of 100 × 109 cells and ACZ 500 mg daily for two 7-day periods (Week 1 and Week 3), separated by a 7-day break with no ACZ. Patients in DL3 received 7 days of ACZ at 6-week intervals starting approximately at week 5-6. In addition, for patients in DL1, DL2 and DL3, protocol guided treatment consisted of additional 7-day periods of ACZ at 6 week intervals starting approximately weeks 5 to 6. DL3 was found to lead to maximal TIL expansion in patients while minimizing toxicities and was chosen as the recommended Phase 2 dose, or RP2D.

Figure 5. Design of the Agni-01 Phase 1/2 trial in melanoma.

Ten of the fifteen patients treated with DL3 / RP2D dosing achieved either a complete (n=2) or partial response (n=8), resulting in an ORR of 67%. We believe that the demonstrated frequency of antitumor responses observed to date with OBX-115 is attributable to both our mbIL15 cytoDRiVE engineering and our differentiated manufacturing processes.

OBX-115 treatment was associated with significant antitumor activity across these 15 patients with ongoing responses in eight patients as of January 22, 2026 (~18 weeks median follow-up). Of note, robust antitumor activity was observed using OBX-115 created from surgical resections as well as from core needle biopsies independent of the anatomic site of tumor procurement or doses manufactured and infused. We believe that the ability to use core needle biopsies for patients as the source of their TIL provides the opportunity to significantly shorten the time from the decision of the clinician to treat with OBX-115 to the ability to deliver the manufactured product to patients. We believe core needle biopsies will further enhance adoption and improve patient outcomes with increased operational efficiency relative to approaches that typically rely on surgical tumor resection. Our optimized regimen enables outpatient administration of low dose lymphodepletion. All the melanoma patients treated with OBX-115 at the RP2D had four-day low dose lymphodepletion regimen consisting of cyclophosphamide 750 mg/m2/day for three days and Fludarabine 30 mg/m2/day for four days. On average, this lymphodepletion regimen represents an approximate 50% reduction in cyclophosphamide dose.

NSCLC

The Agni-01 trial is currently evaluating the potential of various dosing regimens of OBX-115 in both melanoma and NSCLC as summarized in Figure 6 below. In our NSCLC cohort, one patient received OBX-115 at DL1, one patient at DL2 and four patients at DL3. The patients treated at DL3 could not tolerate similar ACZ dosing intensity as in melanoma DL3 patients due to inflammatory pulmonary toxicity or pneumonitis leading to ACZ withdrawal. We addressed this issue by introducing an intermediate cell dose cap of 60 billion cells. At this dose cap, the tolerability issues due to ACZ were alleviated. In addition, we have augmented the extended ACZ redosing regimen and dosed patients with ACZ for seven days every other week after week three. By contrast, in the melanoma DL3 cohort, ACZ was administered every six weeks beyond week three.

Figure 6. Melanoma and NSCLC patient dosing in the Agni-01 trial.

We have also modified the low-dose lymphodepletion regimen used with OBX-115 in NSCLC to include a single dose of gemcitabine which enables a further 66% reduction in cyclophosphamide dose as compared to the current low dose lymphodepletion with the intent of improving tolerability. Optimization of dosing and treatment regimen are still under investigation in NSCLC.

Of the six efficacy evaluable patients across both DL3 regimens shown in Figure 7 below, there were two cases where rapid tumor shrinkage was observed by week six. In patient 43L (DL3 intermediate cell dose cap), levels of circulating tumor DNA, or ctDNA, were undetectable on day 14 and day 42. Three patients who received an intermediate cell dose of OBX-115 did not require prolonged corticosteroid dosing for inflammatory adverse events, they demonstrated lymphocyte expansion in peripheral blood and were able to receive augmented longitudinal ACZ redosing.

Figure 7. Initial antitumor activity in NSCLC patients treated with OBX-115.

Safety and tolerability

Melanoma

In all trials observed to date, OBX-115 was generally well-tolerated with no TRM, DLTs or discontinuation due to AEs. In addition, no cases of immune effector-cell associated neurotoxicity syndromes, or ICANS, or capillary leak syndromes have been observed. The most frequently reported events are consistent with the reversible myelosuppression expected with lymphodepletion or electrolyte abnormalities secondary to the known diuretic effect of ACZ, all of which were managed with standard of care supportive measures. Adverse events considered specifically associated with OBX-115 were predominantly low-grade and responsive to protocol-guided ACZ interruption, dose adjustment, or with supportive treatment.

NSCLC

In ten Phase 1 NSCLC patients infused with OBX-115, there was no TRM. Expected differences from melanoma were consistent with disease pathophysiology and co-morbidities associated with lung cancer. Consistent with the underlying pulmonary comorbidities, the primary distinction was Grade ≥3 pneumonitis, occurring in three patients (30%), with all cases resolving prior to discharge. One subject in DL3 experienced Grade 3 ICANS, which resolved to baseline following protocol directed management. Grade 3 cytokine release syndrome, or CRS, was observed in four patients (40%). Additional frequent or severe adverse events were aligned with reversible lymphodepletion-related myelosuppression or laboratory changes attributable to the known diuretic effects of ACZ.

Established AE Profile of Non-engineered TIL

Melanoma

The Amtagvi label carries a boxed warning for multiple serious risks, including a 7.5% rate of TRM, prolonged severe cytopenia, internal organ hemorrhage, and severe infections. Amtagvi requires the use of high dose IL2, which has been associated with risks including capillary leak syndrome and neurologic toxicities. Capillary leak syndrome occurred in 13.5% and encephalopathy in 17.3% of Amtagvi treated patients. During Amtagvi’s registrational clinical trial, grade ≥ 3 febrile neutropenia was seen in 46.8% of patients and 23.6% of patients were transferred to the intensive care unit, or ICU, post-infusion. Many patients in this trial experienced an extended hospital length-of-stay. The boxed warning restricts use of Amtagvi to use only in the inpatient setting with the availability of cardiopulmonary or intensive care specialists. These fatal treatment-related adverse effects are potentially attributed to the multicomponent regimen including standard-dose lymphodepletion and IL2.

NSCLC

The largest dataset on non-engineered TIL safety in NSCLC comes from the FDA’s review of 59 patients treated with the lifileucel regimen (as part of the Amtagvi BLA assessment). Grade ≥4 respiratory disorders occurred more frequently in NSCLC than in melanoma cohorts (15.3% vs. 6.9%). In addition, about 12% of NSCLC patients died from respiratory complications within 30 days of starting treatment. Two additional patients died of hemophagocytic lymphohistiocytosis. Other notable adverse events included febrile neutropenia (28.8%) and dyspnea (52.5%).

Pharmacodynamic evidence for the role of mbIL15 in OBX-115 treatment

The pharmacodynamic features of OBX-115, including the nature of mbIL15 that limits shedding to avoid systemic exposure, and the regulatable nature of mbIL15 due to the optimized ACZ dose and schedule drives the early expansion and persistence of OBX-115 in patients after infusion, and may potentially explain the favorable AE profile.

OBX-115 is designed to express mbIL15 using our cytoDRiVE drug-regulated expression technology, which we believe is a key aspect of our safety and tolerability profile. Levels of soluble IL15 were elevated at the time of OBX-115 administration as expected due to lymphodepletion and persisted for the subsequent several days. As shown in the left panel in Figure 8, each line in the graphic is representative of a patient with melanoma, the presence of elevated levels of IL15 in plasma at the time of the first administration of OBX-115 and ACZ is consistent with its induction as a response to lymphodepletion. There was no correlation between activation of mbIL15 expression with ACZ and levels of IL15 in plasma. One of the benefits of lymphodepletion before administration of TIL cell therapy is the reduction in immune suppressor cells which have the potential to counteract the TIL antitumor activity. Another factor that contributes to the importance of lymphodepletion to the success of immune cell therapies is a surge in cytokines, in particular IL15 that occurs in response to immune activation caused by lymphodepletion-related cell death. There was no evidence that mbIL15 expression contributed to IL15 in plasma.

Figure 8. In patients with melanoma, treatment with OBX-115 and ACZ does not lead to an increase in IL15 levels in plasma (left panel), and OBX-115 at RP2D persisted in peripheral blood for 42 days (right panel).

As shown in the right panel in Figure 8, we observed that the persistence of OBX-115 in peripheral blood was higher using the RP2D dosing regimen in which the two initial seven day periods of ACZ were separated by a week. This dosing regimen enabled a higher overall dose of ACZ to be delivered, which was better tolerated than the continuous two-week dosing regimens in DL1 and DL2. These results demonstrate the regulated expression of mbIL15 using our cytoDRiVE technology without causing high systemic plasma IL15 levels after OBX-115 infusion and ACZ administration. Consistent with the longer persistence of OBX-115, we observed higher antitumor activity in patients with melanoma who received the RP2D dose than DL1 or DL2.

As shown in Figure 9 below, patients with melanoma dosed with OBX-115 and then treated with two seven-day periods of ACZ separated by a week of no treatment did not experience elevations in serum levels of IL6, a cytokine that serves as a biomarker of classical CRS caused by other immunotherapies. Therefore, the treatment of CRS occurring with OBX-115 is different than those occurring with CAR-T therapies and with T-cell engagers, and does not warrant the use of tocilizumab. Treatment may involve transient interruption in ACZ dosing and/or short course of corticosteroids as guided by the protocol.

Figure 9. In patients with melanoma, treatment with OBX-115 and ACZ does not lead to an increase in IL6 levels in plasma.

Clinical Development Strategy for OBX-115

Melanoma

We plan to initiate our registration-enabling study in second-line advanced melanoma in support of an accelerated approval in mid-2026, with a potential regulatory filing as early as 2028.

Based on our RMAT designation and Iovance’s precedent with Amtagvi, as well as the data we have generated in our ongoing Phase 2 trial, we believe that a convincing argument could be made for the FDA to set us on a path toward potential accelerated approval of OBX-115 in advanced melanoma. A registration-enabling study is a clinical trial that is intended to obtain sufficient efficacy and safety data to support an NDA or BLA submission to obtain regulatory approval. Although registration-enabling clinical studies are often Phase 3 trials, the FDA has approved drugs based on Phase 2 registration-enabling clinical studies through its accelerated approval program, provided the product is eligible and meets the conditions of accelerated approval.

We plan to enroll approximately 100 patients in a registration-enabling cohort in the existing multicenter study in melanoma and expect data from this trial by year-end 2027. The registration-enabling cohort will be a single-arm open label study in patients with advanced melanoma progressing after immune checkpoint inhibitor-based therapy with blinded independent reviewer assessed ORR as the primary endpoint. Secondary endpoints include safety, duration of response (DOR), progression-free survival (PFS) and overall survival (OS).

Given the tolerability and antitumor activity observed to date in melanoma, we believe that there is potential for OBX-115 to be used as a first-line treatment as well. We intend to evaluate this by enrolling a cohort of patients in this setting in our ongoing Phase 2 melanoma trial.

NSCLC

In NSCLC, we continue to enroll patients in our Phase 1 trial, and we expect additional clinical data to become available in the first half of 2027. Our current trial in NSCLC is focused on patients who have previously been treated with ICI. The primary endpoint is the incidence of dose limiting toxicities, and investigator-assessed ORR is a secondary endpoint.

We believe that the observed treatment burden of OBX-115 compared to other TIL cell therapies may provide an opportunity to evaluate the potential of OBX-115 earlier in the course of disease.

Market Opportunity

Melanoma

Advanced melanoma remains a significant driver of mortality despite substantial therapeutic advances. A large fraction of patients treated with frontline ICIs develop primary or acquired resistance to ICIs, resulting in a meaningful pool of patients requiring additional lines of treatment.

Based on market research that we commissioned, we estimate that approximately 10,000 patients in the United States were eligible for second-line treatment of unresectable or metastatic melanoma in 2023. Not all patients in this pool are appropriate candidates for cell therapies, and real-world attrition is driven by (i) adequate baseline fitness and health status, (ii) disease progression that allows sufficient time to complete the treatment journey, and (iii) access to a qualified caregiver, resulting in an estimated cell therapy treatable population of approximately 65% of this patient subgroup. Within this cell therapy treatable population, additional factors further narrow eligibility for TIL cell therapies, including ability to tolerate lymphodepletion, feasibility of tumor procurement via surgical resection or core needle biopsy, and clinical stability during the manufacturing and scheduling period.

Currently, an estimated 25% of 2L+ melanoma patients are eligible to receive Amtagvi; however given OBX-115’s potentially differentiated profile we believe we will be able to address around 50% of these same patients. Amtagvi, the only approved TIL cell therapy for patients with unresectable or metastatic melanoma previously treated with an ICI, had an ORR of 31.5%. Meanwhile, we observed a 67% ORR in advanced melanoma with OBX-115. In addition, the antitumor activity of OBX-115 has been associated with a low rate of serious adverse events including no cases of TRM or capillary leak syndrome. We believe the need to use high doses of cyclophosphamide for lymphodepletion and high dose IL2 limits the number of patients who are eligible to receive Amtagvi.

We believe there is an opportunity for OBX-115 to deliver significant clinical benefit in the large population of patients who have previously been treated with ICI. The tolerability of OBX-115, as well as the ability to create OBX-115 using core needle biopsies and to deliver an outpatient administration of low-dose lymphodepletion provide the potential to advance our medicine into earlier lines of therapy, an option that is not as readily available for current therapies with significant toxicities and treatment challenges.

A key limitation for cell therapies has been the inability to scale both the manufacturing and the number of clinical sites where the therapy is available. In addition to our current CDMO that is supporting our ongoing clinical trials, using our expertise we collaborate with CDMOs to scale our manufacturing capacity not only for clinical trials but for our subsequent commercialization. We believe these efforts will allow us to provide improved patient and physician experience through reliable treatment delivery and broader site activation. We have learned from the launch of Amtagvi that there is a viable path to bringing TIL cell therapy to market. Iovance has already qualified 85 treatment centers across the United States to treat patients with Amtagvi. By Iovance’s estimate, 95% of addressable patients are within 200 miles of a treatment center qualified to treat patients with TIL cell therapy and there are more than 85 treatment centers as of December 31, 2025. Amtagvi has achieved rapid market access across 250 million covered lives, mostly covered by private payers with 3-week financial turnaround, and recommendation by the National Comprehensive Cancer Network. The expansion of qualified centers and demonstrated commercial uptake indicate that the operational and reimbursement framework for TIL cell therapy delivery is becoming increasingly established.

NSCLC

There were an estimated 227,000 new cases of lung cancer diagnosed and 125,000 deaths in the United States in 2025. NSCLC is the most common subtype of lung cancer, accounting for approximately 80 to 85% of those cases. Some patients will progress to the later stages of the disease, and other patients already have locally advanced or metastatic disease at the time of diagnosis. There are approximately 90,000 patients with advanced/metastatic NSCLC per year. Current standard of care front-line treatment for patients with metastatic NSCLC and no targetable mutations consists of single-agent ICI therapy or combination platinum-based chemotherapy with ICI or anti-angiogenic therapy. Most patients receiving ICI therapy do not have durable responses. Standard treatment after progression on ICI-based treatment typically entails single-agent chemotherapies, which have modest response rates (approximately 16%), and are typically not durable (median PFS, 2.9 months). For example, in a randomized Phase 3 trial in previously treated metastatic NSCLC, docetaxel demonstrated an objective response rate of 12.8%. Even incremental improvements in overall response rate and durability of responses could be clinically meaningful, especially relative to first-line treatment responses in other settings like melanoma. There are approximately 36,000 patients who will progress into the second line setting representing a significant unmet need for more efficacious therapies that can deliver durable responses, especially for chemotherapy-free alternatives with superior tolerability. Given the substantially larger incidence, we believe the commercial opportunity in advanced NSCLC is up to 5 times larger than that of advanced melanoma. If approved, we believe we will be able to leverage our manufacturing infrastructure and commercial capabilities, initially from our melanoma program, to drive significant market adoption of OBX-115 for the treatment of NSCLC.

Our cytoDRiVE Platform - a Key Component of Our Next Generation Therapies

A key element of our cytoDRiVE platform is the ability to express mbIL15 in OBX-115 and to dynamically regulate its expression in patients. cytoDRiVE is designed to leverage the tendency for intracellular misfolded and unstable proteins to be degraded by the cellular proteasome system. To build cytoDRiVE constructs, we create mutant versions of small molecule binding domains that are stable in the presence of their ligands but have a propensity to be degraded in their absence. Through the fusion of one of these binding domains, which we refer to as DRD, to a protein of interest, such as mbIL15, we impart the ability to control expression of the protein of interest by a small molecule ligand. While no immunogenicity or safety issues have been detected with CA2 and mbIL15 (DRD-protein pairing) in OBX-115 clinical or laboratory studies to date, the potential for immunogenicity or other serious side effects have not yet been studied for other future DRD-protein pairs. By carefully selecting the DRD, we can use FDA-approved, orally available drugs to control the stability of our cytoDRiVE constructs. We believe that this makes cytoDRiVE a flexible, multipurpose approach for delivering regulators of expression of proteins.

As illustrated in Figure 10 below, in absence of ligand binding, the unstable DRD (red) is recognized by the cellular unfolded protein system and the DRD and fused protein of interest (orange) are targeted for degradation, eliminating the expression of the protein of interest. In the presence of a small molecule ligand (yellow), the DRD is stabilized, avoiding degradation and allowing the protein of interest to be expressed.

Figure 10. Ligand-dependent regulation of the cellular unfolded protein system.

In OBX-115, we fused a CA2 DRD to a proprietary mbIL15 construct. The CA2 DRD was engineered with mutations to reduce its stability in the absence of ligand binding. We use ACZ, an FDA approved oral CA2 inhibitor, with no known anti-neoplastic activity as a stabilizing ligand to regulate mbIL15 expression on the cell surface of OBX-115. ACZ is generally well-tolerated, penetrates the blood brain barrier and has a favorable pharmacokinetic profile. It does not interfere with T cell function and is widely available as a generic product.

Next Generation Cellular Therapies: Future Oncology Applications of our cytoDRiVE Platform

We are actively exploring future applications of our cytoDRiVE platform to enhance the ability of our product candidates to treat less TIL infiltrated (colder) tumors. Two examples from our early-stage research programs illustrate the application of cytoDRiVE to enhance immune-cell antitumor activity, including co-regulated expression of Lymphotoxin-like, inducible, competes with herpesvirus glycoprotein D for HVEM, a receptor expressed by T lymphocytes, or LIGHT, and mbIL15, and spatio-temporal regulation of IL12 using T cell activation dependent elements. Further, we believe the flexibility of our platform may allow cytoDRiVE to be incorporated into a range of engineered immune cell therapies beyond TIL and potentially into other non-oncology settings where controlled protein expression is desirable. We are evaluating collaboration and partnership opportunities to continue development of these promising early-stage research programs.

Regulated expression of LIGHT and mbIL15

LIGHT is a member of the tumor necrosis factor super family (“TNFSF”) that interacts with the lymphotoxin beta receptor (“LTbR”) and regulates the formation of lymphoid organs. In preclinical studies, LIGHT expression within a tumor has been linked to the formation of tertiary lymphoid structures and vascular normalization, both of which are associated with favorable prognosis in many tumor types. Figure 11 below shows the application of cytoDRiVE to develop cytoTIL15-LIGHT cells, where the CA2 DRD co-regulates both mbIL15 and LIGHT. In a fibrotic tumor model where non-engineered TIL are unlikely to show benefit, co-expression of mbIL15 and LIGHT upon induction with ACZ leads to better tumor control compared to mbIL15 or LIGHT alone.

Figure 11. Dual regulated expression of LIGHT and mbIL15 inhibited growth in a fibrotic colon cancer model.

Spatial and temporal regulation of IL12

IL12 is a potent cytokine known to remodel immunosuppressive tumor microenvironments and promote antitumor immunity through diverse innate and adaptive immune mechanisms. Early clinical trials in the mid-1990s showed that systemic delivery of IL12 incurred dose-limiting toxicities.

We combined our cytoDRiVE technology with NFAT-dependent transcription to enable the ability to temporally control mb-IL12 expression following T cell recognition of tumor (spatial regulation). In these cells, the expression of a cytoDRiVE construct containing the gene for mbIL12 fused to DRD is under control of an NFAT responsive promoter, a genetic element that drives transcription only upon activation of T cells, such as when T cells recognize tumor. Only upon T cell activation is the IL12/DRD fusion protein synthesized, but is rapidly degraded if the DRD ligand is not present, providing a second level of control.

We assessed the tolerability and antitumor activity of this construct in a B16-F10 tumor model in mice as shown in Figure 12 below. Survival in this model with no treatment was between 20 and 25 days. Treatment with control T cells increased survival by a few days in both the untreated mice (gray in the figure below) or control-treated mice (black in the figure below). Treatment with NFAT (only) regulated expression of soluble IL12 (purple in the figure below) resulted in early mortality for half of treated mice due to toxicities associated with IL12. Treatment with cells engineered with our NFAT/cytoDRiVE mbIL12 led to 100% survival to the end of the study at day 35 (orange in the figure below).

Figure 12. Spatial and temporal regulation of IL12 increased survival in a B16-F10 tumor model.

Potential Applications of our CytoDRiVE Platform Outside of Oncology

While our current focus is on the application of cytoDRiVE to enhance the antitumor activity of cell therapies, potential applications of cytoDRiVE are not limited to specific classes of proteins of interest or to particular cell types. cytoDRiVE technology has the potential to broaden the reach cell therapies and for diseases outside of oncology, such as autoimmune disorders. By enabling temporal control of protein activity or expression with activation-dependent regulatory elements, cytoDRiVE is designed to provide controlled expression of potent cytokines or other immune-modulating proteins. We believe this flexibility may allow cytoDRiVE to be incorporated into a range of engineered immune cell therapies beyond TIL and potentially into other non-oncology settings where controlled protein expression is desirable.

Manufacturing

We do not own or operate GMP manufacturing facilities for the production of OBX-115 and currently have no plans to build our own clinical or commercial GMP manufacturing capabilities. We have a proprietary manufacturing process and collaborate with leading CDMOs to manufacture OBX-115 and, if we receive regulatory approval, we intend to rely on such third parties for commercial GMP manufacture. Our manufacturing process for OBX-115 consistently delivers a robust cell yield with a greater than 95% demonstrated manufacturing success rate in meeting the current product release criteria. These release criteria often evolve based on increased manufacturing experience and based on regulatory input. This may affect the manufacturing success rate over time. We believe our manufacturing capacity strategy will support drug supply for our future clinical trials and commercial demand for OBX-115 for the treatment of advanced melanoma, if approved. We do not have long-term supply agreements, and we purchase our required drug product on a development manufacturing services agreement or purchase order basis. We expect to continue to rely on third-party manufacturers for the commercial supply of any of our product candidates for which we obtain marketing approval. We have personnel with significant technical, manufacturing, analytical, quality, regulatory, including cGMP, and project management experience to oversee our third-party manufacturers and to manage manufacturing and quality data and information for regulatory compliance purposes.

Our product candidates for clinical trial use must be manufactured in compliance with cGMP regulations. The cGMP regulations include requirements relating to personnel, buildings and facilities, equipment, control of components and drug product containers and closures, production and process controls, packaging and labeling controls, holding and distribution, laboratory controls, records and reports, and returned or salvaged products.

Commercialization

We have exclusive commercial rights to our product candidates globally. Given our stage of development, we have not yet established a commercial organization or sales and distribution capabilities. A key challenge for cell therapies, such as OBX-115, is the ability to scale both the manufacturing and the number of clinical sites where the therapy is available. We have transferred our expertise and knowledge to CDMOs, which manufacture OBX-115 for our clinical trials and will also do so for commercialization, if approved by FDA.

We plan to independently commercialize our products, if approved, in the United States and other regions where we determine it makes commercial sense to do so. At the appropriate time, we will build the required commercial infrastructure including recruiting a sales force and a medical affairs team. As product candidates advance through our pipeline, our plans may change.

Competition

The biotechnology industry is intensely competitive and subject to rapid and significant technological change. Our competitors include multinational pharmaceutical companies, specialized biotechnology companies, universities, and other research institutions. Ultimately, the diseases our product candidate and any future product candidates target, and for which we may receive marketing authorization, will determine our competition. Our product candidate, if approved, will have to compete with existing therapies and new therapies that may become available in the future. Many of our competitors have substantially greater financial, technical, human and other resources than we do and may be better equipped to develop, manufacture and market technologically superior products. In addition, many of these competitors have significantly greater experience than we have in undertaking nonclinical studies and human clinical trials of new pharmaceutical products and in obtaining regulatory approvals of human therapeutic products. Accordingly, our competitors may succeed in obtaining FDA approval for superior products. Many of our competitors have established distribution channels for the commercialization of their products, whereas we have no such channel or capabilities. In addition, many competitors have greater name recognition and more extensive collaborative relationships. Smaller and earlier-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large, established companies.

Our competitors may obtain regulatory approval of their products more rapidly than we do or may obtain patent protection or other intellectual property rights that limit our ability to develop or commercialize our product candidate or any future product candidates. Our competitors may also develop drugs that are more effective, more convenient, more widely used and less costly or have a better safety profile than our products and these competitors may also be more successful than we are in manufacturing and marketing their products. If we are unable to compete effectively against these companies, then we may not be able to commercialize our product candidate or any future product candidates or achieve a competitive position in the market. This would adversely affect our ability to generate revenue. Our competitors also compete with us in recruiting and retaining qualified scientific, management and commercial personnel, establishing clinical trial sites and patient registration for clinical trials, as well as in acquiring technologies complementary to, or necessary for, our programs.

We believe the key competitive factors affecting the success of our product candidate, OBX-115, if approved, are likely to include efficacy, safety, manufacturing, treatment logistics, patient eligibility, physician adoption, and the availability of reimbursement.

Patients with melanoma are treated using a range of therapeutic approaches, including surgery, radiation therapy, chemotherapy, targeted therapies, ICIs, biologic therapies such as monoclonal antibodies, and emerging immunotherapies, including cell-based therapies. Accordingly, we believe OBX-115, if approved, would face competition from pharmaceutical, biotechnology and other companies developing therapies for cancer, including for patients with melanoma or NSCLC whose disease has progressed following prior treatment with checkpoint inhibitors and chemotherapy. There are a large number of companies developing or marketing treatments for cancer, including many major pharmaceutical and biotechnology companies. We may compete with other cell therapy or immunotherapy companies such as Iovance Biotherapeutics Inc. (Amtagvi), AbelZeta Inc., Biosyngen Pte Ltd, GRIT Biotechnology Co., Ltd., Shanghai Juncell Therapeutics Co., Ltd., Immatics N.V., Immunocore Holdings plc, Intima Bioscience, Inc., KSQ Therapeutics, Inc., Marker Therapeutics, Inc., TILT Biotherapeutics Ltd, and others. In addition, numerous compounds are in clinical development for cancer treatment. Any of these compounds may prove to be safer, more effective, more convenient, more broadly applicable or more commercially successful than our product candidates.

Intellectual Property

We strive to protect and strengthen our proprietary platforms and technologies, product candidates, inventions, improvements, and other intellectual property that are commercially relevant to the success of our business by, among other things, acquiring, maintaining, and defending patent rights, whether developed internally or licensed from third parties, and preserving the confidentiality of our trade secrets and know-how. We also rely on trade secrets, know-how and continuing technological innovation to develop and maintain our proprietary and intellectual property position. Additional regulatory protection may also be available via data exclusivity, market exclusivity, and patent term extensions on a jurisdiction-by-jurisdiction basis. Our commercial success may depend, in part, on our ability to protect and strengthen the intellectual property rights relevant to our proprietary platforms and technologies, and to operate without infringing on any valid and enforceable third-party intellectual property rights.

The patent position of most biopharmaceutical companies is highly uncertain, involves complex legal and factual questions, and has in recent years been the subject of much litigation, resulting in court decisions, including U.S. Supreme Court decisions, which have increased uncertainties as to the ability to enforce patent rights in the future. Because of this, some of our current and future patent applications may not result in patents being issued. Additionally, the laws of foreign countries may not protect our rights to the same degree as the laws of the United States, or vice versa.

As of March 1, 2026 our owned and in-licensed patent portfolio from the Board of Regents of the University of Texas System consists of 7 granted US patents, 20 pending US patent applications, 28 foreign granted patents and 91 pending foreign patent applications. As of March 1, 2026, we have 26 registered trademarks and 4 pending trademark applications. Additionally, we have had no outstanding litigation related to our intellectual property nor any threat to initiate claims against us. Our owned patents, patent applications and licensed intellectual property from the Board of Regents of the University of Texas System on behalf of M.D. Anderson cover various aspects of our programs and technology, including our cytoDRiVE platform and OBX-115 as further described herein. Owned patents and patent applications include composition of matter and methods of making and using various aspects of the cytoDRiVE platform and OBX-115. We have issued patents in the United States, Japan, Singapore, Korea, Mexico, Australia, Europe, Canada, and China and pending applications in those and other jurisdictions such as Israel, and India. The intellectual property licensed from M.D. Anderson includes OBX-115, specifically around the manufacturing process and know-how. Under the M.D. Anderson License Agreement, ownership of improvements is determined based on inventorship. In particular, the licensed intellectual property represents one component of our broader development program. Specifically, we currently rely in part on the in-license from M.D. Anderson for the development and commercialization of OBX-115, but we are not materially dependent on the license from M.D. Anderson for our continued development and commercialization efforts for OBX-115. We do not believe the termination of the M.D. Anderson License Agreement would materially delay our currently planned development timelines for OBX-115. In addition, we believe we would otherwise mitigate any immaterial impact of such a termination. For additional information about the M.D. Anderson License Agreement, please see the sections entitled “Rest of the World Government Regulation-M.D. Anderson License Agreement”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Obsidian-License and Collaboration Agreements-Collaboration and License Agreement with University of Texas M.D. Anderson Cancer Center” and Notes 9 and 10 to the Consolidated Financial Statements of Obsidian.

In the future, there may be the need to engage in litigation to enforce patents issued or licensed to us, to protect our trade secrets or know-how or to defend against claims of infringement of the rights of others. Litigation is costly and could divert our attention and resources from other business functions and responsibilities. Furthermore, even if we were to prevail and our patents were found to be valid and infringed, a court could refuse to grant injunctive relief against the infringer and instead grant us monetary damages and/or ongoing royalties. Such compensation could be insufficient to adequately offset the damages to our business caused by the infringer’s competition in the market. Furthermore, adverse determinations in litigation could subject us to significant liabilities to third parties, could require us to seek licenses and/or pay significant royalties to such third parties and could also prevent us from manufacturing, selling or using our product, platform, or technologies, any of which could severely harm our business.

Although we rely on intellectual property rights as well as contractual protections to establish and protect our proprietary rights, we believe that factors such as the technological and creative skills of our personnel, the discovery of new solutions, features and functionality, and ongoing enhancements to our platform are also essential to establishing and maintaining our competitive and technological advantage.

We control the access to and use of our proprietary platforms, technologies, and other confidential information through the use of internal and external controls, including contractual protections with employees, contractors and partners. Our employees, consultants and other third parties are required to enter into confidentiality and proprietary rights agreements with us and we control and monitor access to our proprietary technology, documentation, and other confidential information. We require all employees and independent contractors to sign agreements assigning to us any inventions, trade secrets, works of authorship, developments, processes and other intellectual property generated by them on our behalf and under which they agree to protect our confidential information. In addition, as needed, we enter into confidentiality agreements with our partners.

Government Regulation and Product Approval

Government authorities in the United States (at the federal, state and local level) and in other countries extensively regulate, among other things, the research, development, testing, manufacturing, quality control, safety, effectiveness, approval, labeling, packaging, storage, record-keeping, promotion, advertising, distribution, post-approval monitoring and reporting, marketing and export and import of biopharmaceutical products such as those we are developing.

Our product candidates must be approved by the FDA before they may be legally marketed in the United States and by the appropriate foreign regulatory authority before they may be legally marketed in foreign countries. Generally, our activities in other countries will be subject to regulation that is similar in nature and scope as that imposed in the United States, although there can be important differences. Additionally, some significant aspects of regulation in the European Union are addressed in a centralized way, but country-specific regulation remains essential in many respects. The process for obtaining regulatory approvals and the subsequent compliance with federal, state, local and foreign statutes and regulations require the expenditure of substantial time and financial resources.

U.S. Product Development Process

In the United States, the FDA regulates biological products, or biologics, under the Federal Food, Drug and Cosmetic Act, or FDCA, the Public Health Service Act, or PHSA, and their implementing regulations. The process required by the FDA before a biological product may be marketed in the United States generally involves the following:

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completion of nonclinical laboratory tests and animal studies according to good laboratory practices, requirements, or GLPs, and applicable requirements for the humane use of laboratory animals or other applicable regulations;

•	submission to the FDA of an Investigational New Drug application, or IND, which must become effective before human clinical trials may begin;

•	approval by an independent Institutional Review Board or ethics committee before a clinical trial commences;

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performance of adequate and well-controlled human clinical trials according to the FDA’s regulations as well as international standards for good clinical practice, or GCP, and any additional requirements for the protection of human research patients and their health information, to establish the safety, purity and potency of the proposed biological product for its intended use;

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submission to the FDA of a biologics license application, or BLA, seeking marketing approval with such application providing substantial evidence of safety, purity, and potency from results of nonclinical testing and clinical trials;

•	a determination by the FDA within 60 days of its receipt of a BLA to file the application for review;

•	satisfactory completion of an FDA Advisory Committee review, if applicable;

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satisfactory completion of an FDA inspection of the manufacturing facility or facilities where the biological product is produced to assess compliance with current good manufacturing practice regulations, or cGMPs, to assure that the facilities, methods and controls are adequate to preserve the biological product’s identity, strength, quality and purity;

•	potential FDA audit of the nonclinical study and clinical trial sites that generated the data in support of the BLA to confirm compliance with GCPs and data integrity, among other things; and

•	FDA review and approval, or licensure, of the BLA.

Before testing any biological product candidate, including our product candidates, in humans, the product candidate enters the preclinical testing stage. Preclinical tests, also referred to as nonclinical studies, include laboratory evaluations of product chemistry, toxicity and formulation, as well as animal studies to assess the potential safety and activity of the product candidate. The conduct of the preclinical tests must comply with federal regulations and requirements including GLPs.

The clinical trial sponsor must submit the results of the preclinical tests, together with manufacturing information, analytical data, any available clinical data or literature and a proposed clinical protocol, to the FDA as part of the IND. Some nonclinical testing may continue even after the IND is submitted and clinical trials are initiated. An IND is an exemption that allows a biological product candidate to be shipped in interstate commerce for use in an investigational clinical trial and a request for FDA authorization to administer a biological product candidate to humans. An IND must become effective before human clinical trials may begin. The IND automatically becomes effective 30 days after receipt by the FDA, unless the FDA raises safety concerns or questions regarding the proposed clinical trials and places the trial on a clinical hold within that 30-day time period. In such a case, the IND sponsor and the FDA must resolve any outstanding concerns before the clinical trial can begin. The FDA may also impose clinical holds on a biological product candidate’s IND at any time before or during clinical trials due to safety concerns or non-compliance. If the FDA imposes a clinical hold, trials may not recommence without FDA authorization and then only under terms authorized by the FDA.

In addition to the submission of an IND to the FDA before initiation of a clinical trial in the United States, certain human clinical trials involving recombinant or synthetic nucleic acid molecules are subject to oversight at the local level as set forth in the National Institutes of Health Guidelines for Research Involving Recombinant or Synthetic Nucleic Acid Molecules, or NIH Guidelines. Under the NIH Guidelines, recombinant and synthetic nucleic acids are defined as: (i) molecules that are constructed by joining nucleic acid molecules and that can replicate in a living cell (i.e., recombinant nucleic acids); (ii) nucleic acid molecules that are chemically or by other means synthesized or amplified, including those that are chemically or otherwise modified but can base pair with naturally occurring nucleic acid molecules (i.e., synthetic nucleic acids); or (iii) molecules that result from the replication of those described in (i) or (ii). Specifically, under the NIH Guidelines, supervision of human gene transfer trials includes evaluation and assessment by an Institutional Biosafety Committee, or IBC, a local institutional committee that reviews and oversees research utilizing recombinant or synthetic nucleic acid molecules at that institution. The IBC assesses the safety of the research and identifies any potential risk to public health or the environment, and such review may result in some delay before initiation of a clinical trial. While the NIH Guidelines are not mandatory unless the research in question is being conducted at or sponsored by institutions receiving NIH funding of recombinant or synthetic nucleic acid molecule research, companies and other institutions not otherwise subject to the NIH Guidelines may voluntarily follow them.

Clinical trials involve the administration of the biological product candidate to subjects under the supervision of qualified investigators, generally physicians not employed by or under the trial sponsor’s control. Clinical trials are conducted under protocols detailing, among other things, the objectives of the clinical trial, dosing procedures, subject selection and exclusion criteria, and the parameters to be used to monitor subject safety, including stopping rules that assure a clinical trial will be stopped if certain adverse events should occur. Each protocol and any amendments to the protocol must be submitted to the FDA as part of the IND. Clinical trials must be conducted and monitored in accordance with the FDA’s regulations comprising the GCP requirements, including the requirement that all subjects provide informed consent. Further, each clinical trial must be reviewed and approved by an independent IRB at or servicing each institution at which the clinical trial will be conducted. An IRB is charged with protecting the welfare and rights of trial participants and considers such items as whether the risks to individuals participating in the clinical trials are minimized and are reasonable in relation to anticipated benefits. The IRB also approves the form and content of the informed consent that must be signed by each clinical trial subject or his or her legal representative and must monitor the clinical trial until completed. Regulatory authorities, the IRB or the sponsor may suspend a clinical trial at any time on various grounds, including a finding that the subjects are being exposed to an unacceptable health risk or that the trial is unlikely to meet its stated objectives. Some studies also include oversight by an independent group of qualified experts organized by the clinical study sponsor, known as a data safety monitoring board, which provides authorization for whether or not a study may move forward at designated check points based on access to certain data from the study and may halt the clinical trial if it determines that there is an unacceptable safety risk for subjects or other grounds, such as no demonstration of efficacy.

Information about certain clinical trials must be submitted within specific timeframes to the National Institutes of Health, or NIH, for public dissemination on their www.clinicaltrials.gov website. Information related to the product, patient population, phase of investigation, study sites and investigators and other aspects of the clinical trial is made public as part of the registration of the clinical trial. Although sponsors are obligated to disclose the results of their clinical trials after completion, disclosure of the results can be delayed in some cases for some time. Failure to timely register a covered clinical study or to submit study results as provided for in the law can give rise to civil monetary penalties and also prevent the non-compliant party from receiving future grant funds from the federal government. Manufacturers or distributors of biological product candidates being developed for the diagnosis, monitoring, or treatment of one or more serious diseases or conditions must also have a publicly available policy on evaluating and responding to expanded access requests.

Human clinical trials are typically conducted in three sequential phases that may overlap or be combined:

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Phase 1. The biological product candidate is initially introduced into healthy human subjects or patients with the target disease or condition and tested for safety. These studies are designed to test the safety, dosage tolerance, absorption, metabolism, and distribution of the biological product candidate in humans, the side effects associated with increasing doses, and, if possible, to gain early evidence on effectiveness.

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Phase 2. The biological product candidate is evaluated in a limited patient population with a specified disease or condition to identify possible adverse effects and safety risks, to preliminarily evaluate the efficacy of the product for the specific targeted diseases or condition and to determine dosage tolerance, optimal dosage and dosing schedule. Multiple Phase 2 clinical trials may be conducted to obtain information prior to beginning larger and more expensive Phase 3 clinical trials.

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Phase 3. Clinical trials are undertaken to further evaluate dosage, clinical efficacy, potency, and safety in an expanded patient population, generally at geographically dispersed clinical trial sites, and to generate enough data to statistically evaluate the efficacy and safety of the biological product candidate for approval. These clinical trials are intended to establish the overall risk to benefit ratio of the product and provide an adequate basis for product approval.

In addition, post-approval clinical trials, sometimes referred to as Phase 4 clinical trials, may be conducted after initial marketing approval. These clinical trials are used to gain additional experience from the treatment of patients in the intended therapeutic indication, particularly for long-term safety follow-up.

During all phases of clinical development, regulatory authorities require extensive monitoring and auditing of all clinical activities, clinical data, and clinical trial investigators. Annual progress reports detailing the results of the clinical trials and other developments related to the IND must be submitted to the FDA. Written IND safety reports must be promptly submitted to the FDA, and the trial’s investigators for serious and unexpected adverse events, findings from other studies suggesting a significant risk to humans exposed to the same or similar product, findings from, animal or in vitro testing suggesting a significant risk to humans, and any clinically important increased incidence of a serious suspected adverse reaction over that listed in the clinical protocol or investigator brochure. The sponsor must submit an IND safety report within 15 calendar days after the sponsor determines that the information qualifies for reporting. The sponsor also must notify the FDA of any unexpected fatal or life-threatening suspected adverse reaction within 7 calendar days after the sponsor’s initial receipt of the information.

In addition, during the development of a new biological product, sponsors are given opportunities to meet with the FDA at certain points, including prior to submission of an IND, at the end of Phase 2, and before a BLA is submitted. Meetings at other times may be requested. These meetings can provide an opportunity for the sponsor to share information about the data gathered to date, for the FDA to provide advice, and for the sponsor and the FDA to reach alignment on the next phase of development. Sponsors typically use the meetings at the end of the Phase 2 trial to discuss Phase 2 clinical results and present plans for the pivotal Phase 3 clinical trials that they believe will support approval of the product candidate.

Concurrently with clinical trials, companies usually complete additional studies and must also develop additional information about the physical characteristics of the biological product as well as finalize a process for manufacturing the product in commercial quantities in accordance with cGMP requirements. To help reduce the risk of the introduction of adventitious agents with use of biological products, the PHSA emphasizes the importance of manufacturing control for products whose attributes cannot be precisely defined. The manufacturing process must be capable of consistently producing quality batches of the biological product candidate and, among other things, the sponsor must develop methods for testing the identity, strength, quality, potency and purity of the final biological product. Additionally, appropriate packaging must be selected and tested, and stability studies must be conducted to demonstrate that the biological product candidate does not undergo unacceptable deterioration over its shelf life.

U.S. Review and Approval Processes

After the completion of clinical trials, all required testing of a biological product candidate in accordance with all applicable regulatory requirements, the results of product development, nonclinical studies, and clinical trials are submitted to the FDA as part of a BLA requesting approval to market the biological product candidate for one or more indications. FDA approval of a BLA must be obtained before commercial marketing of the biological product begins. The BLA must include results of all relevant data available from preclinical and clinical studies, including negative or ambiguous results as well as positive findings, together with detailed information relating to the product’s chemistry, manufacturing, controls, and proposed labeling, among other things. Data can come from Company-sponsored clinical studies intended to test the safety and effectiveness of the use of the product candidate, or from a number of alternative sources, including studies initiated by independent investigators.

Under the Prescription Drug User Fee Act, or PDUFA, each BLA must be accompanied by a significant user fee. The FDA adjusts the PDUFA user fees on an annual basis. PDUFA also imposes an annual program fee for approved and marketed biological products. Fee waivers or reductions are available in certain circumstances, including a waiver of the application fee for the first application filed by a small business. Additionally, no user fees are assessed on BLAs for products designated as orphan drugs, unless the product also includes a non-orphan indication.

Within 60 days following submission of the application, the FDA reviews a submitted BLA to determine if it is substantially complete before the FDA accepts it for filing. The FDA may refuse to file any BLA that it deems incomplete or not properly reviewable at the time of submission and may request additional information. In this event, the BLA must be resubmitted with the additional information. The resubmitted application also is subject to review before the FDA accepts it for filing. If the submission is accepted for filing and substantive review, the FDA’s goal is to review standard applications within ten months after the filing date, or, if the application qualifies for priority review, six months after the filing date. In both standard and priority reviews, the review process may also be extended, such as by the sponsor’s submission of a major amendment, which extends the goal date by three months.

The FDA reviews the BLA to determine, among other things, whether the proposed product is safe, pure and potent for the proposed indication, and the facility in which it is manufactured, processed, packed or held meets standards designed to assure and preserve the product’s identity, safety, strength, quality, potency and purity. The FDA may refer applications for novel biological products or biological products that present difficult questions of safety or efficacy to an advisory committee, typically a panel that includes clinicians and other experts, for review, evaluation and a recommendation as to whether the application should be approved and under what conditions. The FDA is not bound by the recommendations of an advisory committee, but it considers such recommendations carefully when making decisions.

Before approving a BLA, the FDA will generally inspect the facilities at which the product is manufactured. The FDA will not approve the product unless it determines that the manufacturing processes and facilities are in compliance with cGMP requirements and adequate to assure consistent production of the product within required specifications. Additionally, before approving a BLA, the FDA will typically inspect one or more clinical sites to assure that the clinical trials were conducted in compliance with IND requirements and GCP requirements. To assure cGMP and GCP compliance, an applicant must incur significant expenditure of time, money and effort in the areas of training, record keeping, production, and quality control.

Notwithstanding the submission of relevant data and information, the FDA may ultimately decide that the BLA does not satisfy its regulatory criteria for approval and deny approval. If the FDA decides not to approve the BLA in its present form, the FDA will issue a complete response letter that describes all of the specific deficiencies in the BLA identified by the FDA. Should the FDA determine that the data supporting the application are inadequate to support approval, the FDA may issue the complete response letter without first conducting required inspections, testing submitted product lots, or reviewing proposed labeling. The deficiencies identified may be minor, for example, requiring labeling changes, or major, for example, requiring additional clinical trials. Additionally, the complete response letter may include recommended actions that the applicant might take to place the application in a condition for approval. If a complete response letter is issued, the applicant may either resubmit the BLA, addressing all of the deficiencies identified in the letter, or withdraw the application. Even if additional data and information are submitted following receipt of a complete response letter, the FDA may decide that the BLA does not satisfy the criteria for approval. In September 2025, the FDA began publishing complete response letters soon after issuing them to the respective sponsors, breaking with long standing agency tradition of publishing complete response letters with approval documentation after the product is approved.

When the FDA determines the sponsor’s BLA and the biological product candidate meet the standards for approval, it will issue an approval, or licensure, letter. If a product receives regulatory approval, the approval may be limited to specific diseases and dosages or the indications for use may otherwise be limited, which could restrict the commercial value of the product. For example, the FDA may approve the BLA with a Risk Evaluation and Mitigation Strategy, or REMS, to ensure the benefits of the product outweigh its risks. A REMS is a safety strategy to manage a known or potential serious risk associated with a biological product and to enable patients to have continued access by managing their safe use, and could include medication guides, physician communication plans, or elements to assure safe use, such as restricted distribution methods, patient registries and other risk minimization tools. Further, the FDA may require that certain contraindications, warnings or precautions be included in the product labeling. In addition, the FDA may require post marketing clinical trials, sometimes referred to as Phase 4 clinical trials, designed to further assess a biological product’s safety and effectiveness, and testing and surveillance programs to monitor the safety of approved products that have been commercialized, and may further limit marketing of the product based on the results of these post-marketing studies.

In addition, under the Pediatric Research Equity Act, or PREA, a BLA or supplement to a BLA must contain data to assess the safety and effectiveness of the product for the claimed indications in all relevant pediatric subpopulations and to support dosing and administration for each pediatric subpopulation for which the product is safe and effective. The FDA may grant deferrals for submission of data or full or partial waivers. Unless otherwise required by regulation, PREA does not apply to any product for an indication for which orphan designation has been granted. However, if only one indication for a product has orphan designation, a pediatric assessment may still be required for any applications to market that same product for the non-orphan indication(s).

Orphan Drug Designation and Exclusivity

Under the Orphan Drug Act, the FDA may grant orphan designation to a drug or biological product candidate intended to treat a rare disease or condition, which is generally a disease or condition that affects fewer than 200,000 individuals in the United States, or more than 200,000 individuals in the United States and for which there is no reasonable expectation that the cost of developing and making available in the United States a drug or biologic for this type of disease or condition will be recovered from sales in the United States for that drug or biologic. Orphan drug designation must be requested before submitting a BLA. After the FDA grants orphan drug designation, the generic identity of the therapeutic agent and its potential orphan use are disclosed publicly by the FDA. The orphan drug designation does not convey any advantage in, or shorten the duration of, the regulatory review or approval process.

If a product that has orphan drug designation subsequently receives the first FDA approval for the disease or condition for which it has such designation, the product is entitled to orphan product exclusivity, which means that the FDA may not approve any other applications, including a full BLA, to market the same biologic for the same approved use or indication for seven years, except in limited circumstances, such as a showing of clinical superiority to the product with orphan drug exclusivity. Orphan drug exclusivity does not prevent FDA from approving a different drug or biologic for the same disease or condition, or the same drug or biologic for a different disease or condition. Among the other benefits of orphan drug designation are tax credits for certain research and a waiver of the BLA application user fee.

A designated orphan drug may not receive orphan drug exclusivity if it is approved for a use that is broader than the indication for which it received orphan designation. In addition, exclusive marketing rights in the United States may be lost if the FDA later determines that the request for designation was materially defective or, as noted above, if a second applicant demonstrates that its product is clinically superior to the approved product with orphan exclusivity or the manufacturer of the approved product is unable to assure sufficient quantities of the product to meet the needs of patients with the rare disease or condition.

Expedited Development and Review Programs

The FDA has a fast track designation program that is intended to expedite or facilitate the process for reviewing new products that meet certain criteria. Specifically, new products are eligible for fast track designation if they are intended to treat a serious or life-threatening disease or condition and demonstrate the potential to address unmet medical needs for the disease or condition. Fast track designation applies to the combination of the product and the specific indication for which it is being studied. As part of the fast track program, the FDA may review sections of the BLA on a rolling basis before the complete application is submitted, if the sponsor provides a schedule for the submission of the sections of the BLA, the FDA agrees to accept sections of the BLA and determines that the schedule is acceptable, and the sponsor pays any required user fees upon submission of the first section of the BLA.

Any product submitted to the FDA for approval, including a product with a fast track designation, may also be eligible for other types of FDA programs intended to expedite development and review, such as priority review and accelerated approval. A product is eligible for priority review if the biological product candidate is designed to treat a serious or life-threatening disease or condition, and if approved, would provide a significant improvement in safety or effectiveness compared to available alternatives for such disease or condition. The FDA will attempt to direct additional resources to the evaluation of an application for a new product designated for priority review in an effort to facilitate the review. For original BLAs, priority review designation means the FDA’s goal is to take action on the marketing application within six months of the 60-day filing date (as compared to ten months under standard review).

Additionally, a product may be eligible for accelerated approval. Products studied for their safety and effectiveness in treating serious or life-threatening diseases or conditions may receive accelerated approval upon a determination that the product has an effect on a surrogate endpoint that is reasonably likely to predict clinical benefit, or on a clinical endpoint that can be measured earlier than irreversible morbidity or mortality, that is reasonably likely to predict an effect on irreversible morbidity or mortality or other clinical benefit, taking into account the severity, rarity, or prevalence of the condition and the availability or lack of alternative treatments. As a condition of approval, the FDA may require that a sponsor of a drug or biological product receiving accelerated approval perform adequate and well-controlled post-marketing clinical studies to verify and describe the anticipated effect on irreversible morbidity or mortality or other clinical benefit. Under the Food and Drug Omnibus Reform Act of 2022, the FDA may require, as appropriate, that such trials be underway prior to approval or within a specific time period after the date of approval for a product granted accelerated approval. In addition, for products being considered for accelerated approval, the FDA generally requires, unless otherwise informed by the FDA, that all advertising and promotional materials intended for dissemination or publication within 120 days of marketing approval be submitted to the FDA for review during the pre-approval review period.

In addition, following a request from the sponsor, the FDA may grant breakthrough therapy designation to a biological product candidate for its indication under study. Breakthrough therapy designation is intended to expedite the development and review of products that are intended to treat serious or life-threatening conditions and that preliminary clinical evidence demonstrates that the biological product candidate, alone or in combination with other drugs and biologics, shows substantial improvement over currently available therapy on one or more clinically significant endpoints, such as substantial treatment effects observed early in clinical development. The FDA must take certain actions, such as holding timely meetings and providing advice, intended to expedite the development and review of an application for approval of a breakthrough therapy. Breakthrough therapy designation comes with all of the benefits of fast track designation, which means that the sponsor may file sections of the BLA for review on a rolling basis if certain conditions are satisfied, including an agreement with FDA on the proposed schedule for submission of portions of the application and the payment of applicable user fees before the FDA may initiate a review. The breakthrough therapy designation is a distinct status from both accelerated approval and priority review, though the same biological product candidate may be eligible for these other expedited pathways if relevant criteria are met.

The FDA may also designate a product candidate as a regenerative medicine advanced therapy, or RMAT. The RMAT designation is intended to facilitate an efficient development program for, and expedited review of, any product candidate that meets the following criteria: (i) the product candidate qualifies as a RMAT, which is defined as a cell therapy, therapeutic tissue engineering product, human cell and tissue product, or any combination product using such therapies or products, with limited exceptions; (ii) the product candidate is intended to treat, modify, reverse, or cure a serious or life-threatening disease or condition; and (iii) preliminary clinical evidence indicates that the product candidate has the potential to address unmet medical needs for such a disease or condition. RMAT designation provides potential benefits that include more frequent meetings with FDA to discuss the development plan for the product candidate, and eligibility for rolling review and priority review of BLAs. Cell therapy candidates granted RMAT designation may also be eligible for accelerated approval on the basis of a surrogate or intermediate endpoint reasonably likely to predict long-term clinical benefit, or reliance upon data obtained from a meaningful number of sites, including through expansion to additional sites, as appropriate. RMAT-designated cell therapy candidates that receive accelerated approval may, as appropriate, fulfill their post-approval requirements through the completion of clinical studies, patient registries, or through submission of other sources of real world evidence (such as electronic health records), through the collection of larger confirmatory data sets, or via post-approval monitoring of all patients treated with such therapy prior to approval of the therapy.

In 2025, the FDA created a new voucher program called the Commissioner’s National Priority Voucher, or CNPV, with the goal of radically expediting therapeutic product review and approval processes. The agency may award a CNPV to a company or a specific biological product candidate that demonstrates alignment with certain national health priorities. The FDA aims to take action on a marketing application for which a CNPV is used within one to two months after the filing date.

None of these programs changes the standards for approval but they may expedite the development or approval process. Even if a biological product candidate qualifies for one or more of these programs, the FDA may later decide that the product no longer meets the conditions for qualification or decide that the time period for FDA review or approval will not be shortened.

The FDA defines “rare pediatric disease” as a (i) serious or life-threatening disease in which the serious or life-threatening manifestations primarily affect individuals aged from birth to 18 years, including age groups often called neonates, infants, children, and adolescents; and (ii) a rare disease or condition within the meaning of the Orphan Drug Act. Designation of a biological product candidate as a product for a rare pediatric disease does not guarantee that a marketing application for such biological product candidate will meet the eligibility criteria for a rare pediatric disease priority review voucher, or PRV, at the time the application is approved. The FDA may determine that a marketing application for any such product candidates, if approved, does not meet the eligibility criteria for a PRV. Vouchers for rare pediatric disease drugs are awarded for qualifying applications when the drug receives approval. Under current law, after September 30, 2029, the FDA may not award any rare pediatric disease priority review vouchers, although the FDA’s authority to do so could be extended by Congress in the future.

Post-Approval Requirements

Biological products are subject to pervasive and continuing regulation by the FDA after approval, including, among other things, requirements relating to record-keeping, reporting of adverse experiences, periodic reporting, providing the FDA with updated safety and efficacy information, product sampling and distribution, and advertising and promotion of the product.

In addition, quality control and manufacturing procedures must continue to conform to applicable manufacturing requirements to ensure the long-term stability of the product and its continued safety, efficacy, purity, and potency. cGMP regulations require among other things, quality control and quality assurance as well as the corresponding maintenance of records and documentation and the obligation to investigate and correct any deviations from cGMPs. Manufacturers and other entities involved in the manufacture and distribution of approved products are required to register their establishments with the FDA and certain state agencies, and are subject to periodic unannounced inspections by the FDA and certain state agencies for compliance with cGMPs and other laws. Accordingly, manufacturers must continue to expend time, money, and effort in the area of production and quality control to maintain cGMP compliance. Discovery of problems with a product after approval may result in restrictions on a product, manufacturer, or holder of an approved BLA, including, among other things, recall or withdrawal of the product from the market. In addition, changes to the manufacturing process are strictly regulated, and depending on the significance of the change, may require prior FDA approval before being implemented. Other types of changes to the approved product, such as adding new indications and claims, are also subject to further FDA review and approval.

After a BLA is approved, the product also may be subject to official lot release. As part of the manufacturing process, the manufacturer is required to perform certain tests on each lot of the product before it is released for distribution. If the product is subject to official release by the FDA, the manufacturer must submit samples of each lot of product to the FDA together with a release protocol showing a summary of the history of manufacture of the lot and the results of all of the manufacturer’s tests performed on the lot. The FDA also may perform certain confirmatory tests on lots of some products before releasing the lots for distribution by the manufacturer. In addition, the FDA may conduct laboratory research related to the regulatory standards on the safety, purity, potency, and effectiveness of biological products. Systems need to be put in place to record and evaluate adverse events reported by health-care providers and patients and to assess product complaints. An increase in severity or new adverse events can result in labeling changes or product recall. Defects in manufacturing commercial products can result in product recalls.

The FDA may withdraw approval of a BLA if compliance with regulatory requirements and standards is not maintained or if problems occur after the product reaches the market. Manufacturers and other parties involved in the supply chain for prescription biological products must also comply with product tracking and tracing requirements and for notifying the FDA of counterfeit, diverted, stolen and intentionally adulterated products or products that are otherwise unfit for distribution in the United States.

Later discovery of previously unknown problems with a product, including adverse events of unanticipated severity or frequency, or with manufacturing processes, or failure to comply with regulatory requirements, may result in revisions to the approved label to add new safety information; imposition of post-market studies or clinical studies to assess new safety risks; or imposition of distribution restrictions or other restrictions under a REMS. Other potential consequences include, among other things:

•	restrictions on the marketing or manufacturing of the product, complete withdrawal of the product from the market or product recalls;

•	fines, warning letters, or untitled letters;

•	clinical holds on clinical studies;

•	refusal of the FDA to approve pending applications or supplements to approved applications, or suspension or revocation of product license approvals;

•	product seizure or detention, or refusal to permit the import or export of products;

•	consent decrees, corporate integrity agreements, debarment or exclusion from federal healthcare programs;

•	mandated modification of promotional materials and labeling and the issuance of corrective information;

•	the issuance of safety alerts, Dear Healthcare Provider letters, press releases and other communications containing warnings or other safety information about the product; or

•	injunctions or the imposition of civil or criminal penalties.

The FDA closely regulates the marketing, labeling, advertising and promotion of biologics. A company can make only those claims that are in accordance with the provisions of the approved label. The FDA and other authorities actively enforce the laws and regulations prohibiting the promotion of products for uses or inpatient populations that are not described in the product’s approved labeling (known as “off-label use”). Failure to comply with these requirements can result in, among other things, adverse publicity, warning letters, corrective advertising and potential civil and criminal penalties. Physicians may prescribe, in their independent professional medical judgment, legally available products for uses that are not described in the product’s labeling and that differ from those tested and approved by the FDA. Physicians may believe that such off-label uses are the best treatment for many patients in varied circumstances. The FDA does not regulate the behavior of physicians in their choice of treatments. The FDA does, however, restrict manufacturer’s communications on the subject of off-label use of their products. The federal government has levied large civil and criminal fines against companies for alleged improper promotion of off-label use and has enjoined companies from engaging in off-label promotion. The FDA and other regulatory agencies have also required that companies enter into consent decrees and/or imposed permanent injunctions under which specified promotional conduct is changed or curtailed. However, companies may share truthful and not misleading information that is otherwise consistent with a product’s FDA-approved labeling.

U.S. Marketing Exclusivity

The Biologics Price Competition and Innovation Act of 2009, or BPCIA, amended the PHSA to authorize the FDA to approve similar versions of innovative biologics, commonly known as biosimilars. Biosimilarity, which requires that the biological product be highly similar to the reference product notwithstanding minor differences in clinically inactive components and that there be no clinically meaningful differences between the biological product and the reference product in terms of safety, purity, and potency, can be shown through analytical studies, animal studies, and a clinical study or studies. Interchangeability requires that a product is biosimilar to the reference product and the product can be expected to produce the same clinical results as the reference product in any given patient and, for products that are administered multiple times to an individual, the biologic and the reference biologic may be alternated or switched after one has been previously administered without increasing safety risks or risks of diminished efficacy relative to exclusive use of the reference biologic.

Under the BPCIA, an application for a biosimilar product may not be submitted to the FDA until four years following the date that the reference product was first licensed by the FDA. In addition, the approval of a biosimilar product may not be made effective by the FDA until 12 years from the date on which the reference product was first licensed. During this 12-year period of exclusivity, another company may still market a competing version of the reference product if the FDA approves a full BLA for the competing product containing that applicant’s own preclinical data and data from adequate and well-controlled clinical trials to demonstrate the safety, purity and potency of its product. The BPCIA also created certain exclusivity periods for biosimilars approved as interchangeable products.

Pediatric exclusivity is another type of regulatory market exclusivity in the United States. Pediatric exclusivity, if granted, adds six months to existing exclusivity periods for biological products. This six-month exclusivity may be granted based on the voluntary completion of a pediatric trial in accordance with an FDA-issued “Written Request” for such a trial.

Other U.S. Healthcare Laws and Compliance Requirements

In the United States, our current and future operations are subject to regulation by various federal, state and local authorities in addition to the FDA, including but not limited to, the Centers for Medicare & Medicaid Services, or CMS, other divisions of the U.S. Department of Health and Human Services, or HHS, (e.g., the Office of Inspector General, Office for Civil Rights and the Health Resources and Service Administration), the U.S. Department of Justice, or DOJ, and individual U.S. Attorney offices within the DOJ, and state and local government agencies. For example, our business practices, including our clinical research program and any future sales, marketing and scientific/educational grant programs may be required to comply with the anti-fraud and abuse provisions of the Social Security Act, the false claims laws, transparency requirements, and similar state laws, each as amended, as applicable.

The federal Anti-Kickback Statute prohibits, among other things, any person or entity, from knowingly and willfully offering, paying, soliciting or receiving any remuneration (including any kickback, bribe, or rebate), directly or indirectly, overtly or covertly, in cash or in kind, to induce or in return for purchasing, leasing, ordering or arranging for the purchase, lease or order of any item or service for which payment may be made, in whole or in part, under a federal healthcare program, such as the Medicare and Medicaid programs. The term remuneration has been interpreted broadly to include anything of value. A person or entity does not need to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation. The AKS is an intent-based statute; however, it has been interpreted to cover any arrangement in which a single purpose of the remuneration is to pay for referrals or to induce future referrals. The federal Anti-Kickback Statute has been interpreted to apply to arrangements between pharmaceutical manufacturers on one hand and prescribers, purchasers, and formulary managers on the other. Violations are subject to civil and criminal fines and penalties for each violation, plus up to three times the remuneration involved, imprisonment, and exclusion from government healthcare programs. There are a number of statutory exceptions and regulatory safe harbors protecting some common activities from prosecution. The exceptions and safe harbors are drawn narrowly and practices that involve remuneration that may be alleged to be intended to induce prescribing, purchasing or recommending may be subject to scrutiny if they do not qualify for an exception or safe harbor. Failure to meet all of the requirements of a particular applicable statutory exception or regulatory safe harbor does not make the conduct per se illegal under the Anti-Kickback Statute. Instead, the legality of the arrangement will be evaluated on a case-by-case basis based on a cumulative review of all of its facts and circumstances.

The federal civil and criminal false claims laws, including the False Claims Act, or FCA, which can be enforced through civil “qui tam” or “whistleblower” actions, and civil monetary penalty laws, which impose criminal and civil penalties against individuals or entities for, among other things, knowingly presenting, or causing to be presented, claims for payment or approval from Medicare, Medicaid or other federal health-care programs that are false or fraudulent; knowingly making or causing a false statement material to a false or fraudulent claim or an obligation to pay money to the federal government; or knowingly concealing or knowingly and improperly avoiding or decreasing such an obligation. Manufacturers can be held liable under the FCA even when they do not submit claims directly to government payors if they are deemed to “cause” the submission of false or fraudulent claims. In addition, the government may assert that a claim including items or services resulting from a violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the FCA. The FCA also permits a private individual acting as a “whistleblower” to bring actions on behalf of the federal government alleging violations of the FCA and to share in any monetary recovery.

The federal Health Insurance Portability and Accountability Act of 1996, or HIPAA, created new federal criminal statutes that prohibit knowingly and willfully executing, or attempting to execute, a scheme to defraud any healthcare benefit program or obtain, by means of false or fraudulent pretenses, representations or promises, any of the money or property owned by, or under the custody or control of, any healthcare benefit program, regardless of the payor (e.g., public or private) and knowingly and willfully falsifying, concealing or covering up by any trick or device a material fact or making any materially false statements in connection with the delivery of, or payment for, healthcare benefits, items or services relating to healthcare matters.

HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act of 2009 (HITECH), imposes requirements on certain covered healthcare providers, health plans and healthcare clearinghouses as well as their respective business associates that perform services for them that involve the use, or disclosure of, individually identifiable health information, relating to the privacy, security and transmission of individually identifiable health information without appropriate authorization. HITECH also created new tiers of civil monetary penalties, amended HIPAA to make civil and criminal penalties directly applicable to business associates, and gave state attorneys general new authority to file civil actions for damages or injunctions in federal courts to enforce the federal HIPAA laws and seek attorneys’ fees and costs associated with pursuing federal civil actions. Even when HIPAA does not apply, according to the Federal Trade Commission (“FTC”), failing to take appropriate steps to keep consumers’ personal information secure constitutes unfair acts or practices in or affecting commerce in violation of Section 5(a) of the Federal Trade Commission Act, 15 U.S.C. § 45(a). The FTC expects a company’s data security measures to be reasonable and appropriate in light of the sensitivity and volume of consumer information it holds, the size and complexity of its business and the cost of available tools to improve security and reduce vulnerabilities. Individually identifiable health information is considered sensitive data that merits stronger safeguards.

Additionally, the federal Physician Payments Sunshine Act (the “Sunshine Act”), and its implementing regulations, require that certain manufacturers of drugs, devices, biological and medical supplies for which payment is available under Medicare, Medicaid or the Children’s Health Insurance Program (with certain exceptions) report information related to certain payments or other transfers of value made or distributed to physicians (defined to include doctors, dentists, optometrists, podiatrists and chiropractors), certain non-physician practitioners (such as physician assistants and nurse practitioners), and teaching hospitals, or to entities or individuals at the request of, or designated on behalf of, the physicians and teaching hospitals and to report annually to CMS certain ownership and investment interests held by physicians and their immediate family members. Failure to report accurately could result in penalties. In addition, many states also govern the reporting of payments or other transfers of value, many which differ from each other in significant ways, are often not pre-empted, and may have a more prohibitive effect than the Sunshine Act, thus further complicating compliance efforts.

We may also become subject to federal government price reporting laws, which require us to calculate and report complex pricing metrics in an accurate and timely manner to government programs under federal consumer protection and unfair competition laws, which broadly regulate marketplace activities and activities that potentially harm consumers.

Many states and foreign jurisdictions have laws and regulations, such as state and foreign anti-kickback, false claims, consumer protection and unfair competition laws which may apply to pharmaceutical business practices, including but not limited to, research, distribution, sales, and marketing arrangements as well as submitting claims involving healthcare items or services reimbursed by any third-party payor, including commercial insurers; state laws that require pharmaceutical companies to comply with the pharmaceutical industry’s voluntary compliance guidelines and the relevant compliance guidance promulgated by the federal government that otherwise restricts payments that may be made to healthcare providers and other potential referral sources; and state and local laws requiring the registration of pharmaceutical sales representatives.

There are significant compliance costs associated with ensuring business arrangements with third parties comply with applicable healthcare laws and regulations. If our operations are found to be in violation of any of the federal and state healthcare laws described above or any other current or future governmental regulations that apply to us, we may be subject to significant penalties, including without limitation, civil, criminal and/or administrative penalties, damages, fines, disgorgement, individual imprisonment, exclusion from participation in government programs, such as Medicare and Medicaid, injunctions, private “qui tam” actions brought by individual whistleblowers in the name of the government, or refusal to allow us to enter into government contracts, contractual damages, reputational harm, administrative burdens, diminished profits and future earnings, additional reporting requirements and/or oversight if we become subject to a corporate integrity agreement or similar agreement to resolve allegations of non-compliance with these laws, and the curtailment or restructuring of our operations, any of which could adversely affect our ability to operate our business and our results of operations.

Coverage, Pricing and Reimbursement

Sales of any product depend, in part, on the extent to which such product will be covered by third-party payors, such as federal, state, and foreign government healthcare programs, commercial insurance and managed healthcare organizations, and the level of reimbursement for such product by third-party payors. Decisions regarding the extent of coverage and amount of reimbursement to be provided are made on a plan-by-plan basis. These third-party payors are increasingly reducing reimbursements for medical products, drugs and services.

Factors payors consider in determining reimbursement are based on whether the product is:

•	a covered benefit under its health plan;

•	safe, effective and medically necessary;

•	appropriate for the specific patient;

•	cost-effective; and

•	neither experimental nor investigational.

No uniform policy for coverage and reimbursement for products exists among third-party payors in the U.S. Therefore, coverage and reimbursement for products can differ significantly from payor to payor. As a result, the coverage determination process is often a time-consuming and costly process that will require us to provide scientific and clinical support for the use of our biological product candidates to each payor separately, with no assurance that coverage and adequate reimbursement will be applied consistently or obtained in the first instance. Furthermore, rules and regulations regarding reimbursement change frequently, in some cases on short notice, and we believe that changes in these rules and regulations are likely.

In addition, the U.S. government, state legislatures and foreign governments have continued implementing cost-containment programs, including price controls, restrictions on coverage and reimbursement and requirements for substitution of generic products. Adoption of price controls and cost-containment measures, and adoption of more restrictive policies in jurisdictions with existing controls and measures, could further limit sales of any product. Decreases in third-party reimbursement for any product or a decision by a third-party payor not to cover a product could reduce physician usage and patient demand for the product and also have a material adverse effect on sales.

Healthcare Reform

In the United States and some foreign jurisdictions, there have been, and continue to be, significant legislative and regulatory changes and proposed changes regarding the healthcare system that could prevent or delay marketing approval of biological product candidates, restrict or regulate post-approval activities, and affect the ability to profitably sell biological product candidates for which marketing approval is obtained. Among policy makers and payors in the United States and elsewhere, there is significant interest in promoting changes in healthcare systems with the stated goals of containing healthcare costs, improving quality and/or expanding access. In the United States, the pharmaceutical industry has been a particular focus of these efforts and has been significantly affected by major legislative initiatives.

For example, Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010, or collectively the ACA, has substantially changed healthcare financing and delivery by both governmental and private insurers. Among the ACA provisions of importance to the pharmaceutical and biotechnology industries, in addition to those otherwise described above, are the following:

•	increased the minimum level of Medicaid rebates payable by manufacturers of brand name drugs from 15.1% to 23.1% of the average manufacturer price;

•	required collection of rebates for drugs paid by Medicaid managed care organizations;

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required manufacturers to participate in a coverage gap discount program, under which they must agree to offer 70 percent point-of-sale discounts off negotiated prices of applicable brand drugs to eligible beneficiaries during their coverage gap period, as a condition for the manufacturer’s outpatient drugs to be covered under Medicare Part D (a requirement later replaced under the Inflation Reduction Act of 2022 (the “IRA”) by the Medicare Part D manufacturer discount program); and

•	imposed a non-deductible annual fee on pharmaceutical manufacturers or importers who sell “branded prescription drugs” to specified federal government programs.

There has been increasing legislative and enforcement interest in the United States with respect to drug pricing practices. Specifically, there have been several recent U.S. Congressional inquiries and proposed federal and state legislation designed to, among other things, bring more transparency to drug pricing, reduce the cost of prescription drugs under Medicare, review the relationship between pricing and manufacturer patient programs, and reform government program reimbursement methodologies for drugs. Both the Trump administration and Congress have indicated that they will continue to seek new legislative and executive measures to control drug costs. In addition, other legislative and regulatory changes have been proposed and adopted in the United States since the ACA was enacted:

•	The U.S. Budget Control Act of 2011, among other things, included aggregate reductions of Medicare payments to providers of 2% per fiscal year that remain in effect through 2031.

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The U.S. American Taxpayer Relief Act of 2012, among other things, further reduced Medicare payments to several types of providers and increased the statute of limitations period for the government to recover overpayments to providers from three to five years.

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The American Rescue Plan Act of 2021 eliminates the statutory Medicaid drug rebate cap, previously set at 100% of a drug’s average manufacturer price, for single source and innovator multiple source drugs, beginning January 1, 2024. Due to the Statutory Pay-As-You-Go Act of 2010, estimated budget deficit increases resulting from the American Rescue Plan Act of 2021, and subsequent legislation, Medicare payments to providers were further reduced starting in 2025 absent further legislation.

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The IRA also includes several provisions that will impact our business to varying degrees, including provisions that create a $2,000 out-of-pocket cap for Medicare Part D beneficiaries, impose new manufacturer financial liability on all drugs in Medicare Part D, allow the U.S. government to negotiate Medicare Part B and Part D pricing for certain high-cost drugs and biologics without generic or biosimilar competition, require companies to pay rebates to Medicare for drug prices that increase faster than inflation, and delay the rebate rule that would require pass through of pharmacy benefit manager rebates to beneficiaries. Further, under the IRA, orphan drugs are exempted from the Medicare drug price negotiation program (regardless of the number of orphan designations) provided that the drug is only approved for rare disease indications. The implementation of the IRA is currently subject to ongoing litigation challenging the constitutionality of the IRA’s Medicare drug price negotiation program. The effect of IRA on our business and the healthcare industry in general is not yet known.

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The One Big Beautiful Bill Act, which was enacted in July 2025, imposes significant reductions in the funding of the Medicaid program. Such reductions are expected to apply significant funding pressure on state Medicaid budgets, decrease the number of persons enrolled in Medicaid, and reduce the services covered by Medicaid.

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In February 2026, President Trump signed into law several pharmacy benefit manager, or PBM, regulatory reforms as part of a federal budget package, including but not limited to requirements for PBMs to pass back 100% of rebates and fees to commercial health plan sponsors; to provide extensive informational disclosures related to patients’ coverage and benefits; and to accept only bona fide service fees from drug companies when providing services under Medicare Part D. Additionally, the Department of Labor (“DOL”) also issued a proposed rule in January 2026 that would mandate specific

PBM fee disclosures to self-insured plan fiduciaries under the Employment Retirement Income Security Act. If finalized as proposed, the DOL rule would also allow plan fiduciaries to audit those PBM disclosures to confirm accuracy. Significant efforts to change the PBM industry as it currently exists may affect the entire pharmaceutical supply chain and the business of other stakeholders, including biological product developers like us.

Recent executive and regulatory actions include President Trump’s 2025 executive orders directing HHS to pursue most-favored-nation, or MFN, pricing targets for prescription drugs and to evaluate reforms under the Inflation Reduction Act, including potential elimination of the so-called “pill penalty” that subjects small molecule drugs to Medicare price negotiation four years earlier than biologics. Additional regulatory actions taken include a voluntary MFN-based framework for Medicaid manufacturers and two proposed CMS rules that would introduce MFN pricing principles into Medicare Part B and Part D reimbursement, respectively, with implementation currently anticipated to begin as early as 2026, though legal challenges could delay or modify these proposals. The scope, timing, and ultimate impact of these and any further actions remain uncertain, and if implemented, such measures could adversely affect the pricing, reimbursement, and commercial viability of our biological product candidate, if approved.

Individual states have also been increasingly active in passing legislation and implementing regulations designed to control pharmaceutical and biological product pricing, including price or patient reimbursement constraints, discounts, restrictions on certain product access and marketing cost disclosure and transparency measures, and, in some cases, designed to encourage importation from other countries and bulk purchasing. In addition, regional health-care authorities and individual hospitals are increasingly using bidding procedures to determine what pharmaceutical products and which suppliers will be included in their prescription drug and other health-care programs. We expect that additional state and federal healthcare reform measures will be adopted in the future, any of which could limit the amounts that federal and state governments will pay for healthcare products and services. We expect additional state, federal and foreign healthcare reform measures to be adopted in the future, any of which could limit the amounts that federal, state and foreign governments will pay for health products, which could result in reduced demand for our products, if approved or additional pricing pressure.

The Foreign Corrupt Practices Act

The Foreign Corrupt Practices Act, or FCPA, prohibits any U.S. individual or business from paying, offering, or authorizing payment or offering of anything of value, directly or indirectly, to any foreign official, political party or candidate for the purpose of influencing any act or decision of the foreign entity in order to assist the individual or business in obtaining or retaining business. The FCPA also obligates companies whose securities are listed in the United States to comply with accounting provisions requiring the company to maintain books and records that accurately and fairly reflect all transactions of the corporation, including international subsidiaries, and to devise and maintain an adequate system of internal accounting controls for international operations.

Data Privacy and Security Laws

Numerous state, federal and foreign laws, regulations and standards govern the collection, use, access to, confidentiality and security of health-related and other personal information, and could apply now or in the future to our operations or the operations of our partners. In the United States, numerous federal and state laws and regulations, including data breach notification laws, health information privacy and security laws and consumer protection laws and regulations govern the collection, use, disclosure, and protection of health-related and other personal information. In addition, certain foreign laws govern the privacy and security of personal data, including health-related data. For example, the GDPR imposes strict requirements for processing the personal data of individuals within the EEA, including requirements relating to processing health-related and other sensitive data, establishing a legal basis for processing such as obtaining consent of the individuals to whom the personal data relates, providing information to individuals regarding data processing activities, implementing safeguards to protect the security and confidentiality of personal data, providing notification of data breaches, imposing limitations on retention of personal data; maintaining a record of data processing, complying with the principal of accountability and the obligation to demonstrate compliance through policies, procedures, training and audit and taking certain measures when engaging third-party processors. The GDPR also imposes strict rules on the transfer of personal data to countries outside the EEA to countries that the EU does not consider to have in place adequate data protection legislation, including the United States. Companies that must comply with the GDPR face increased compliance obligations and risk, including more robust regulatory enforcement of data protection requirements and potential fines for noncompliance of up to €20 million or 4% of the annual global revenues of the non-compliant company, whichever is greater. Further, from January 1, 2021, companies have had to comply with the GDPR and also the UK GDPR, which, together with the amended UK Data Protection Act 2018, retains the GDPR in UK national law. The UK GDPR mirrors the fines under the GDPR, i.e. fines up to the greater of €20 million (£17.5 million) or 4% of global turnover. The European Commission has adopted an adequacy decision in favor of the UK, enabling data transfers from EU member states to the UK without additional safeguards. However, the UK adequacy decision will automatically expire in June 2025 unless the European Commission re-assesses and renews/extends that decision, and remains under review by the Commission during this period. In September 2021, the UK government launched a consultation on its proposals for wide-ranging reform of UK data protection laws following Brexit. There is a risk that any material changes which are made to the UK data protection regime could result in the European Commission reviewing the UK adequacy decision, and the UK losing its adequacy decision if the European Commission deems the UK to no longer provide adequate protection for personal data. Privacy and security laws, regulations, and other obligations are constantly evolving, may conflict with each other to complicate compliance efforts, and can result in investigations, proceedings, or actions that lead to significant civil and/or criminal penalties and restrictions on data processing.

Additional Regulation

In addition to the foregoing, state, federal and foreign laws regarding environmental protection and hazardous substances, including the Occupational Safety and Health Act, the Resource Conservancy and Recovery Act and the Toxic Substances Control Act, affect our business. These and other laws govern our use, handling and disposal of various biological, chemical and radioactive substances used in, and wastes generated by, our operations. If our operations result in contamination of the environment or expose individuals to hazardous substances, we could be liable for damages and governmental fines. We believe that we are in material compliance with applicable environmental laws and that continued compliance therewith will not have a material adverse effect on our business. We cannot predict, however, how changes in these laws may affect our future operations.

Foreign Government Regulation

To market any product outside of the United States, we would need to comply with numerous and varying regulatory requirements of other countries governing, among other things, clinical trials, marketing authorization, commercial sales and distribution of our products.

Whether or not we obtain FDA approval of a product, we must obtain the requisite approvals from regulatory authorities in foreign countries prior to the commencement of clinical trials or marketing of the product in those countries. Approval by one regulatory authority does not ensure approval by regulatory authorities in other jurisdictions. The approval process varies from country to country, can involve additional testing beyond that required by FDA, and may be longer or shorter than that required for FDA approval. The requirements governing the conduct of clinical trials, product licensing, pricing, promotion, and reimbursement vary greatly from country to country. Failure to comply with applicable foreign regulatory requirements, may be subject to, among other things, fines, suspension or withdrawal of regulatory approvals, product recalls, seizure of products, operating restrictions and criminal prosecution.

Non-Clinical Studies and Clinical Trials

Similarly to the United States, the various phases of non-clinical and clinical research in the European Union, or EU are subject to significant regulatory controls.

Non-clinical studies are performed to demonstrate the health or environmental safety of new chemical or biological substances. Non-clinical studies must be conducted in compliance with the principles of good laboratory practice, as set forth in EU Directive 2004/10/EC. These GLP standards reflect the Organization for Economic Co-operation and Development requirements.

Clinical trials of medicinal products in the EU must be conducted in accordance with EU and national regulations and the International Conference on Harmonization, or ICH, guidelines on GCPs, as well as the applicable regulatory requirements and the ethical principles that have their origin in the Declaration of Helsinki. If the sponsor of the clinical trial is not established within the EU, it must appoint an EU entity to act as its legal representative. The sponsor must take out a clinical trial insurance policy, and in most EU countries, the sponsor is liable to provide ‘no fault’ compensation to any study subject injured in the clinical trial.

The regulatory landscape related to clinical trials in the EU has been subject to recent changes. The EU Clinical Trials Regulation, or CTR, which was adopted in April 2014 and repeals the EU Clinical Trials Directive, became applicable on January 31, 2022. Unlike directives, the CTR is directly applicable in all EU member states without the need for EU member states to further implement it into national law. The CTR notably harmonizes the assessment and supervision processes for clinical trials throughout the EU via a Clinical Trials Information System, which contains a centralized EU portal and database.

The CTR introduced a centralized process for the submission and review of clinical trial authorization applications, which allows sponsors to make a single submission to both the competent authority and an ethics committee in each EU member state in which the clinical trial is to be conducted, leading to a single decision per EU member state. The application must include, among other things, a copy of the trial protocol and an investigational medicinal product dossier containing information about the manufacture and quality of the medicinal product under investigation. The assessment procedure of the application has been harmonized as well, including a joint assessment by all EU member states concerned, and a separate assessment by each EU member state with respect to specific requirements related to its own territory, including ethics rules. Each EU member state’s decision is communicated to the sponsor via the centralized EU portal. Once the application is approved, clinical study development may proceed.

Medicinal products used in clinical trials must be manufactured in accordance with Good Manufacturing Practice, or cGMP. Other national and EU-wide regulatory requirements may also apply.

Marketing Authorization

In the EU, medicinal products can only be commercialized after obtaining a marketing authorization, or MA. To obtain regulatory approval of a product candidate under EU regulatory systems, we must submit a marketing authorization application, or MAA. The process for doing this depends, among other things, on the nature of the medicinal product.

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“Centralized MAs” are issued by the European Commission through the centralized procedure following an opinion of the Committee for Medicinal Products for Human Use, or CHMP, of the European Medicines Agency, or EMA, and are valid throughout the EU. The centralized procedure is compulsory for certain types of medicinal products such as (i) medicinal products derived from biotechnological processes, (ii) designated orphan medicinal products, (iii) advanced therapy medicinal products, or ATMPs (i.e. gene therapy, somatic cell therapy and tissue engineered products) and (iv) medicinal products containing a new active substance indicated for the treatment of certain diseases, such as HIV/AIDS, cancer, diabetes, neurodegenerative diseases or autoimmune diseases and other immune dysfunctions, and viral diseases. The centralized procedure is optional for products containing a new active substance not yet authorized in the EU, or that represent a significant therapeutic, scientific or technical innovation, or whose authorization would be in the interest of public health in the EU.

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“National MAs” are issued by the competent authorities of individual EU member states, only cover their respective territory, and are available for product candidates not falling within the mandatory scope of the centralized procedure. Where a product has already been authorized for marketing in an EU member state, this national MA can be recognized in another member state through the mutual recognition procedure. If the product has not received a national MA in any EU member state at the time of application, it can be approved simultaneously in various member states through the decentralized procedure. Under the decentralized procedure an identical dossier is submitted to the competent authorities of each of the member states in which the MA is sought, one of which is selected by the applicant as the reference member state.

Under the centralized procedure the maximum timeframe for the evaluation of an MAA by the EMA is 210 days, excluding clock stops. In exceptional cases, the CHMP might perform an accelerated review of a MAA in no more than 150 days, excluding clock stops, where a medicinal product is of major interest from a public health perspective. Clock stops may extend the timeframe of evaluation of an MAA considerably beyond 210 days. Where the CHMP gives a positive opinion, the EMA provides the opinion together with supporting documentation to the European Commission, who makes the final decision to grant an MA, which is issued within 67 days of receipt of the EMA’s recommendation. In March 2016, the EMA launched an initiative, the PRIME scheme, a voluntary scheme aimed at enhancing the EMA’s support for the development of medicines that target unmet medical needs. It is based on increased interaction and early dialogue with companies developing promising medicines, to optimize their product development plans and speed up their evaluation to help them reach patients earlier. Many benefits accrue to sponsors of product candidates with PRIME designation, including but not limited to, early and proactive regulatory dialogue with the EMA, frequent discussions on clinical trial designs and other development program elements, and accelerated MAA assessment once a dossier has been submitted. Importantly, a dedicated contact and rapporteur from the CHMP is appointed early in the PRIME scheme facilitating increased understanding of the product at EMA’s committee level. An initial meeting initiates these relationships and includes a team of multidisciplinary experts at the EMA to provide guidance on the overall development and regulatory strategies.

In the EU, a “conditional” MA may be granted in cases where all the required safety and efficacy data are not yet available. The conditional MA is subject to conditions to be fulfilled for generating the missing data or ensuring increased safety measures. It is valid for one year and has to be renewed annually until fulfillment of all the conditions. Once the pending studies are provided, it can become a “standard” MA. However, if the conditions are not fulfilled within the timeframe set by the EMA, the MA ceases to be renewed.

Furthermore, an MA may also be granted “under exceptional circumstances” when the applicant can show that it is unable to provide comprehensive data on the efficacy and safety under normal conditions of use even after the product has been authorized and subject to specific procedures being introduced. This may arise in particular when the intended indications are very rare and, in the present state of scientific knowledge, it is not possible to provide comprehensive information, or when generating data may be contrary to generally accepted ethical principles. This MA is close to the conditional MA as it is reserved to medicinal products to be approved for severe diseases or unmet medical needs and the applicant does not hold the complete data set legally required for the grant of a standard MA. However, unlike the conditional MA, the applicant does not have to provide the missing data and will never have to. Although the MA “under exceptional circumstances” is granted definitively, the risk-benefit balance of the medicinal product is reviewed annually and the MA is withdrawn if it is determined that the risk-benefit ratio is no longer favorable.

The European Commission introduced legislative proposals in April 2023 that, if implemented, will replace the current regulatory framework in the EU for all medicines (including those for rare diseases and for children). The European Commission has provided the legislative proposals to the European Parliament and the European Council for their review and approval. In April 2024, the European Parliament adopted its position on the legislative proposals and, in June 2025, the European Council adopted its position. As of December 2025, the European Council, European Parliament and European Commission were engaged in trilogue negotiations aimed at reaching a consensus on a final version of the legislation. Once negotiations are complete, the European Parliament and the Council of the EU will vote on whether to approve the Directive and Regulation. If adopted and implemented, these revisions will significantly change several aspects of drug development and approval in the European Union.

Rest of the World Government Regulation

For other countries outside of Europe, such as some countries in Eastern Europe, Latin America or Asia, the requirements governing the conduct of clinical trials, product licensing, pricing and reimbursement vary from country to country. In all cases, again, the clinical trials must be conducted in accordance with GCP requirements and the applicable regulatory requirements and the ethical principles that have their origin in the Declaration of Helsinki.

If we or our potential collaborators fail to comply with applicable foreign regulatory requirements, we may be subject to, among other things, fines, suspension or withdrawal of regulatory approvals, product recalls, seizure of products, operating restrictions and criminal prosecution.

M.D. Anderson License Agreement

In October 2021, we entered into the M.D. Anderson License Agreement with the Board of Regents of The University of Texas System, on behalf of M.D. Anderson. The entry into the M.D. Anderson License Agreement followed our exercise of rights granted to us under the parties’ prior Collaborative Research & Option Agreement dated November 16, 2020 (the “Collaboration Agreement”), under which M.D. Anderson granted us an option to obtain a license to specified technologies. Under the M.D. Anderson License Agreement, M.D. Anderson granted to us (a) an exclusive, worldwide, sublicensable license under certain intellectual property arising under the Collaboration Agreement and certain patent rights, (b) a non-exclusive, worldwide, sublicensable license under certain other intellectual property and (c) a non-exclusive, worldwide, sublicensable license under additional intellectual property to practice certain intellectual property arising under the Collaboration Agreement, in each case (a)—(c), to make, have made, use, sell, offer for sale, import, develop, and commercialize certain products developed during the Collaboration Agreement (the “Developed Products”) and licensed products for use in human therapeutics, diagnostics, and prophylactics.

Under the M.D. Anderson License Agreement, we are obligated to use commercially reasonable efforts to develop and seek marketing authorization for Developed Products and licensed products, and to commercialize such Developed Products and licensed products.

Under the M.D. Anderson License Agreement, we are obligated to pay to M.D. Anderson (a) a royalty on net sales of Developed Products and licensed products at a low single digit percentage, (b) milestone payments of up to $75.0 million upon the achievement of certain specified clinical and regulatory milestones and up to $90.0 million upon the achievement of certain specified sales milestone events, which milestones may be payable with respect to multiple products and indications and (c) a share of certain consideration received by us from sublicensees under any sublicense agreements with third parties.

As of December 31, 2025, we have made approximately $11.1 million in aggregate payments to M.D. Anderson in connection with the Collaboration Agreement and the M.D. Anderson License Agreement, including with respect to the payment of option exercise fees, milestone payments and certain reimbursable patent expenses and research fees which were incurred by M.D. Anderson prior to entering into the M.D. Anderson License Agreement.

The term of the M.D. Anderson License Agreement continues until the last to occur of: (a) the expiration of the last valid claim within certain licensed patent rights or (b) a specified period following the first commercial sale of a licensed product or Developed Product in any country.

We have the right to terminate the M.D. Anderson License Agreement for convenience upon certain prior written notice or by giving written notice to M.D. Anderson upon a material breach that is not remediated within a specified period of time. M.D. Anderson may terminate the M.D. Anderson License Agreement due to our insolvency or bankruptcy or by giving written notice to us upon a material breach that is not remediated within a specified period of time. The M.D. Anderson License Agreement may be terminated by the Board of Regents upon notice for an uncured challenge of the Board of Regents’ patents and by mutual agreement of us and the Board of Regents.

Employees and Human Capital Resources

As of March 31, 2026, we had 71 full-time employees; 26 of whom have M.D. or Ph.D. degrees. We also engage consultants and advisors with specialized expertise in clinical development, regulatory affairs, and other technical areas as needed to support our operations. Within our workforce, 53 employees are engaged in research and development and 17 are engaged in business development, finance, information technology, and general management and administration. Our human capital resources objectives include identifying, recruiting, engaging, incentivizing, developing, and retaining our existing and new employees. None of our employees are represented by labor unions or covered by collective bargaining agreements. We consider our relationship with our employees to be good.

Facilities

Our corporate headquarters is located in Cambridge, Massachusetts, where we lease and occupy 17,807 square feet of office and laboratory space. The current term of our Cambridge lease expires on January 31, 2027. In addition, our technical development facility is located in Bedford, Massachusetts, where we lease and occupy 9,896 square feet of office and laboratory space pursuant to a lease agreement that expires on December 31, 2028 with an option to extend the lease term for an additional five year period. We believe our existing facilities are sufficient for our needs for the foreseeable future. To meet the future needs of our business, we may lease additional or alternate space, and we believe suitable additional or alternative space will be available in the future on commercially reasonable terms.

Legal Proceedings

From time to time, we may become involved in litigation or other legal proceedings. We are not currently a party to any litigation or legal proceedings that, in the opinion of our management, are probable to have a material adverse effect on our business. Regardless of outcome, litigation can have an adverse impact on our business, financial condition, results of operations and prospects because of defense and settlement costs, diversion of management resources and other factors.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL